Exhibit 4.6

EXECUTION COPY

CREDIT AGREEMENT

dated as of

August 16, 2006

Lyondell Chemical Company,

Borrower

The Lenders Party Hereto

JPMorgan Chase Bank, N.A.,

Administrative Agent

J.P.Morgan Securities Inc.,

Sole Bookrunner

and Sole Lead Arranger

i

COMMITMENT SCHEDULE

SCHEDULE 1.01	—	Collateral Documents
SCHEDULE 3.01(c)	—	Continuing LCR Debt
SCHEDULE 4.09	—	Subsidiaries
SCHEDULE 5.10	—	Subsidiary Debt
SCHEDULE 5.17	—	Existing Joint Venture Agreements
EXHIBIT A	—	Note
EXHIBIT B	—	Opinion of Counsel for Borrower
EXHIBIT C	—	Opinion of Deputy General Counsel of Borrower
EXHIBIT D	—	Form of Assignment and Assumption Agreement
EXHIBIT E	—	Form of Designation Agreement

CREDIT AGREEMENT dated as of August 16, 2006 among LYONDELL CHEMICAL COMPANY, the LENDERS party hereto and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

RECITALS

A. The Borrower (such term and each other capitalized term used but not otherwise defined herein having the meaning assigned to it in Article 1) has heretofore entered into an Amended and Restated Credit Agreement dated as of December 16, 2004 (as amended, the “Existing Credit Agreement”).

B. The Borrower proposes to acquire the 41.25% equity interest in LCR not currently owned by it pursuant to the LCR Acquisition Documents.

C. The Borrower desires to enter into this Agreement to replace the Existing Credit Agreement and to borrow Term Loans hereunder on the Closing Date to finance the LCR Acquisition.

The parties hereto hereby agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Definitions. The following terms, as used herein, have the following meanings:

“Acquiring Person” has the meaning set forth in Section 5.20.

“Additional JV Debt” means Debt incurred by Equistar after the Closing Date in connection with the admission into such Borrower Joint Venture of a new partner or member, as the case may be; provided that, at the time such Debt is incurred, such Borrower Joint Venture’s ratio of Debt to EBITDA, calculated on a pro forma basis (without giving effect to anticipated expense reductions or other synergies) for its then most recent fiscal year for which financial statements are available, does not exceed 2.25:1.00.

“Additional Secured Obligations” has the meaning set forth in the Security Agreement and the Pledge Agreement.

“Adjusted EBITDA” means, for any period, the sum of (i) the EBITDA of the Non-JV Group for such period, adjusted to exclude the effect of one time charges incurred by the Non-JV Group in connection with (A) a TDI Sale, (B) the payment required to be made by LCR in connection with the LCR Acquisition upon the termination of the crude oil supply agreement to which it is a party, in an aggregate amount not exceeding $176,250,000 and (C) other cash restructuring charges in an aggregate amount not exceeding $50,000,000, plus (ii) the Distributed Cash Flow of all Borrower Joint Ventures and non-wholly owned Subject Assets Transferees for such period.

“Administrative Agent” means JPMorgan Chase Bank, N.A. in its capacity as administrative agent for the Lenders under the Loan Documents, and its successors in such capacity.

“Administrative Questionnaire” means, with respect to each Lender, an administrative questionnaire in the form prepared by the Administrative Agent, completed by such Lender and returned to the Administrative Agent (with a copy to the Borrower).

“Affiliate” means (i) any Person that directly, or indirectly through one or more intermediaries, controls the Borrower (a “Controlling Person”), (ii) any Person (other than the Borrower or a Subsidiary) which is controlled by or is under common control with a Controlling Person, (iii) any Borrower Joint Venture or (iv) any Person (other than the Borrower or a Subsidiary) holding a direct or indirect equity interest in any Borrower Joint Venture. As used herein, the term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise. No director or officer of the Borrower shall be considered an Affiliate solely by virtue of holding such position.

“Applicable Lending Office” means, with respect to any Lender, (i) in the case of its Base Rate Loans, its Domestic Lending Office and (ii) in the case of its Euro-Dollar Loans, its Euro-Dollar Lending Office.

“Applicable Margin” means, with respect to Loans of any Type and any Class at any time, the percentage rate per annum set forth below as the Margin with respect to Loans of such Type and Class which is applicable at such time; provided that the Applicable Margin on any date shall be the sum of the percentage so determined plus 2.00%, if on such date (i) an Event of Default exists and (ii) except in the case of an Event of Default under Section 6.01(a), 6.01(b), 6.01(h), or 6.01(i), the Administrative Agent shall have notified the Borrower at the request of the Required Lenders that this proviso shall be applicable.

A. Revolving Loans. The Applicable Margin for Euro-Dollar Revolving Loans and Base Rate Revolving Loans for any day are the respective percentages set forth in the chart below in the applicable row and column based upon the Status that exists on such day.

Status:	Level I	Level II	Level III	Level IV
Euro-Dollar Margin:	1.75%	2.00%	2.25%	2.50%
Base Rate Margin:	.750%	1.00%	1.25%	1.50%

B. Initial Term Loans. The Applicable Margin for the Initial Term Loans shall be 1.00% for Base Rate Loans and 2.00% for Euro-Dollar Loans; provided that in the event any Incremental Term Loans are borrowed with Applicable Margins which exceed those specified above by more than 0.25% per annum, the Applicable Margin for the Initial Term Loans shall be increased so as to be exactly 0.25% per annum less than the Applicable Margins applicable to such Incremental Term Loans. For this purpose, front-end fees or original issue discount with respect to Incremental Term Loans shall be equated to additional margin on the basis of an assumed four-year average life to maturity (i.e., 1.00% in front-end fees and/or original issue discount equals 0.25% additional margin).

“Approved Fund” means any person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“ARCO Chemical” means the Delaware corporation (at the time named ARCO Chemical Company) acquired by the Borrower in 1998.

“ARCO Chemical Debt” means the 10.25% Debentures Due 2010 and the 9.8% Debentures Due 2020, all issued by ARCO Chemical pursuant to the Indenture dated June 15, 1988 among ARCO Chemical and The Bank of New York, as Trustee.

“Arranger” means J.P. Morgan Securities Inc.

“Asset Sale” means any sale, lease or other disposition (including any such transaction effected by way of merger or consolidation) by the Borrower or any of its Subsidiaries of any asset, including without limitation any sale-leaseback transaction, whether or not involving a capital lease, including any Major Asset Sale but excluding (i) dispositions of inventory or equipment in the ordinary course of business, (ii) dispositions of Temporary Cash Investments and cash payments otherwise permitted under this Agreement (including Restricted Payments permitted by Section 5.14), (iii) dispositions to the Borrower or a Subsidiary of the Borrower, (iv) leases of real property owned by LCR in the ordinary course of business, (v) dispositions constituting Investments permitted by Section 5.15 (except as provided below) and (vi) dispositions constituting Liens permitted by Section 5.09. For avoidance of doubt, a Securitization Transaction constitutes an Asset Sale and does not, in itself, give rise to an obligation secured by a Lien on an asset of the Borrower or a Subsidiary. To the extent that, in connection with (x) an Investment by the Borrower or a Subsidiary in a Borrower Joint Venture or (y) a reduction in the proportionate interest of the Borrower or a Subsidiary in a Borrower Joint Venture as contemplated by Section 5.18(d)(ii), the Borrower or a Subsidiary receives Net Cash Proceeds (determined as if such transaction were an Asset Sale), then such transaction shall be treated as an Asset Sale to the extent of such Net Cash Proceeds.

“Asset Sale Lien” has the meaning set forth in Section 5.20.

“Assignee” has the meaning set forth in Section 9.06(c).

“Base Rate” means, for any day, a rate per annum equal to the higher of (i) the Prime Rate for such day and (ii) the sum of 1/2 of 1% plus the Federal Funds Rate for such day.

“Base Rate Loan” means a Loan which bears interest based on the Base Rate pursuant to the applicable Notice of Borrowing or Notice of Interest Rate Election or the provisions of Section 2.06(a) or Article 8.

“Borrower” means Lyondell Chemical Company, a Delaware corporation.

“Borrower Financial Statements” means the consolidated balance sheet, income statement and statement of cash flows of the Borrower prepared in accordance with GAAP, except that (i) the Borrower’s investments in Equistar and Millennium and the related assets, liabilities, revenues, expenses and cash flows of Equistar and Millennium shall be presented as though they are carried under the equity method of accounting and (ii) to the extent that LCR is not otherwise treated as a separate operating segment for reporting purposes, such financial statements shall include or be accompanied by information substantially equivalent to that which would be provided if LCR were treated as a separate operating segment for reporting purposes.

“Borrower Joint Ventures” means Equistar, Millennium and any Future Joint Venture.

“Borrowing” has the meaning set forth in Section 1.03.

“Business Acquisition” means (i) an Investment by the Borrower or any of its Subsidiaries in any other Person (other than the Borrower or any of its Subsidiaries) (including an Investment by way of acquisition of securities of any other Person) pursuant to which such Person shall become a Subsidiary or shall be merged into or consolidated with the Borrower or any of its Subsidiaries or (ii) an acquisition by the Borrower or any of its Subsidiaries of the property and assets of any Person (other than the Borrower or any of its Subsidiaries) that constitute substantially all the assets of such Person or any division or other business unit of such Person.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and any rules or regulations promulgated thereunder.

“Change of Control” shall occur if (i) any Person or group (within the meaning of Section 13 or 14 of the Exchange Act) of Persons (other than Occidental Chemical Corp. and/or its affiliates) shall have acquired Voting Control of 20% or more of the outstanding shares of common stock of the Borrower; or (ii) Continuing Directors shall cease to constitute a majority of the Borrower’s board of directors.

“Class” has the meaning set forth in Section 1.03.

“Closing Date” means the date of the initial Borrowing hereunder.

“Collateral” means the collateral purported to be subject to the Liens of the Collateral Documents.

“Collateral Documents” means the documents listed in Schedule 1.01, and any additional security agreements or pledge agreements required to be delivered pursuant to the Loan Documents to secure the obligations of the Obligors under the Loan Documents, the Senior Notes, and, to the extent provided therein, the obligations of the Borrower under the PBGC Settlement Agreement and the ARCO Chemical Debt, and any instruments of assignment or other instruments or agreements executed pursuant to the foregoing.

“Commitment” means any Revolving Commitment, Swing Loan Commitment or Term Commitment, and “Commitments” means any or all of the foregoing, as the context may require.

“Commitment Fee Rate” means for any day the percentage set forth below in the applicable column based upon the Status that exists on such day

Status:	Level I	Level II	Level III	Level IV
Commitment Fee Rate:	.375%	.500%	.500%	.500%

“Commitment Schedule” means the schedule attached hereto and identified as such.

The “Compliance Test” is satisfied at any date if, and only if, at such date (i) the ratio of Senior Secured Debt at such date to Adjusted EBITDA for the period of four consecutive Fiscal Quarters ended at the date of the then most recent annual or quarterly Borrower Financial Statements furnished to the Administrative Agent pursuant to Section 5.01 (the date of such financial statements being referred to as the “quarterly date”) is less than 2.5 to 1.0 and (ii) the Interest Coverage Ratio at the quarterly date is greater than 3.0 to 1.0.

For the purposes of Sections 5.15(e) and 5.15(g), the Compliance Test shall be calculated on a pro forma basis as if the applicable Business Acquisition or Investment and any related incurrence of Debt had taken place on the first day of the period of four Fiscal Quarters ended on the quarterly date, reflecting the benefit of such anticipated expense reductions and similar synergies as such reductions and synergies could properly be reflected in pro forma financial statements included in a registration statement filed under the Securities Act of 1933, as amended.

“Consolidated Subsidiary” means at any date any Subsidiary or other entity the accounts of which would be consolidated with those of the Borrower in its consolidated financial statements if such statements were prepared as of such date.

“Continuing Directors” means (i) directors of the Borrower on the date hereof and (ii) individuals who were recommended for election or elected to become directors of the Borrower by a majority of the Continuing Directors then in office.

“Controlling Person” has the meaning set forth in the definition of “Affiliate”.

“Credit Exposure” means, with respect to any Lender at any time, the sum of (i) such Lender’s Revolving Commitment at such time or, if its Revolving Commitment shall have been terminated, the amount of such Lender’s Revolving Outstandings at such time plus (ii) such Lender’s Term Commitment at such time or, if it has no Term Commitment or if its Term Commitment shall have been terminated, the aggregate outstanding principal amount of such Lender’s Term Loans at such time.

“Debt” of any Person means, at any date, without duplication, (i) the principal amount of all obligations of such Person for borrowed money, (ii) the principal amount of all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services (except trade accounts payable, accrued expenses and deferred compensation and other pension, benefit and welfare expenses, in each case arising in the ordinary course of business) if and to the extent the foregoing would appear as a liability on a balance sheet of such Person in accordance with GAAP, (iv) all obligations of such Person as lessee which are capitalized in accordance with GAAP, (v) all non-contingent obligations (and, solely for purposes of Section 5.10, all contingent obligations, which contingent obligations shall for such purposes be deemed to be in an outstanding principal amount equal to the maximum contingent amount thereof)

of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit or similar instrument, (vi) all capital stock of such Person which is subject to redemption otherwise than at the sole option of such Person at any time prior to the date 12 months after the latest Maturity Date; (vii) all Debt secured by a Lien on any asset of such Person, whether or not such Debt is otherwise an obligation of such Person; provided that, for purposes of determining the amount of any Debt of the type described in this clause (vii), if recourse with respect to such Debt is limited to such asset, the amount of such Debt shall be limited to the lesser of (A) the greater of (x) the book value of such asset or (y) the fair market value of such asset or (B) the amount of such Debt and (viii) all Guarantees by such Person of Debt of another Person (each such Guarantee to constitute Debt in an amount equal to the amount of such other Person’s Debt Guaranteed thereby). For avoidance of doubt, Debt does not include an Equity Equivalent or a Securitization Transaction.

“Debt Incurrence” means the issuance for cash proceeds by the Borrower or any of its Subsidiaries of any debt security having a maturity in excess of one year, other than any such issuance (i) to the Borrower or a Subsidiary or (ii) pursuant to a Working Capital Facility.

“Default” means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

“Derivatives Obligations” of any Person means all obligations of such Person in respect of any rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of the foregoing transactions) or any combination of the foregoing transactions.

“Designated Lender” means, with respect to any Designating Lender, an Eligible Designee designated by it pursuant to Section 9.07(a) as a Designated Lender for purposes of this Agreement.

“Designating Lender” means, with respect to each Designated Lender, the Lender that designated such Designated Lender pursuant to Section 9.07(a).

“Distributed Cash Flow” means with respect to any Borrower Joint Venture or non-wholly owned Subject Assets Transferee for any period, an amount equal to the greater of (i) zero and (ii) cash distributions by such Person to the Borrower or a JV Subsidiary during such period (including repayment of Investments made in such Person by the Borrower or a Subsidiary) less the aggregate amount of Investments made by the Borrower or a Subsidiary in such

Person during such period (other than Investments permitted by clause (B) of Section 5.22 and clause (ii) of the proviso to Section 5.22). For purposes of calculations hereunder, Investments made within 45 days after the end of a Fiscal Year as contemplated by clause (i) of the proviso to Section 5.22 shall be deemed made during such preceding Fiscal Year.

“Domestic Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.

“Domestic Lending Office” means, as to each Lender, its office located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Domestic Lending Office) or such other office as such Lender may hereafter designate as its Domestic Lending Office by notice to the Borrower and the Administrative Agent.

“EBITDA” means, for any Person for any period, the Net Income of such Person for such period plus without duplication, to the extent deducted in determining such Net Income, (x) interest expense, Debt prepayment premiums, income tax expense and depreciation, amortization and other similar non-cash charges and (y) asset write-downs (other than write-downs of current assets) and other charges which are not cash costs (other than accounting accruals in the ordinary course of business); provided that, in the case of clause (y), if any such charge represents a cash payment in any future period, such cash payment shall be deducted when calculating EBITDA for such future period.

“EBITDA Product” has the meaning set forth in Section 5.18(d)(ii).

“Eligible Designee” means a special purpose corporation that (i) is organized under the laws of the United States or any state thereof, (ii) is engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business and (iii) issues (or the parent of which issues) commercial paper rated at least A-1 or the equivalent thereof by S&P or P-1 or the equivalent thereof by Moody’s.

“Environmental Laws” means any federal, state, local or foreign law, treaty, judicial decision, regulation, rule, judgment, order, decree, injunction, permit or governmental restriction or requirement, whether now or hereafter in effect, relating to human health and safety, the environment or the protection of the environment.

“Environmental Liabilities” means any and all liabilities of the Borrower and its Subsidiaries, whether vested or unvested, contingent or fixed, actual or potential, which arise under or relate to matters covered by Environmental Laws.

“Equistar” means Equistar Chemicals, LP, a Delaware limited partnership.

“Equistar Partnership Agreement” means the Amended and Restated Limited Partnership Agreement of Equistar dated as of November 29, 2004.

“Equity Equivalent” means (i) any equity securities of a special purpose Subsidiary of the Borrower, whose only assets consist of the proceeds of such issuance and a debt obligation of the Borrower which matures more than one year after the latest Maturity Date and is subordinated in right of payment to the Loans on terms satisfactory to the Administrative Agent and (ii) any other equity-like securities the form and substance of which are reasonably acceptable to the Administrative Agent.

“Equity Issuance” means any issuance of (a) equity securities (including any preferred equity securities) by the Borrower, other than (i) equity securities issued to a Subsidiary, (ii) equity securities issued pursuant to employee benefit and/or dividend reinvestment plans in the ordinary course of business and (iii) equity securities issued as consideration for a Business Acquisition or (b) an Equity Equivalent.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute.

“ERISA Group” means the Borrower, any Subsidiary and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any Subsidiary, are treated as a single employer under Section 414 of the Internal Revenue Code.

“Euro-Dollar Business Day” means any Domestic Business Day on which commercial banks are open for international business (including dealings in dollar deposits) in London.

“Euro-Dollar Lending Office” means, as to each Lender, its office, branch or affiliate located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Euro-Dollar Lending Office) or such other office, branch or affiliate of such Lender as it may hereafter designate as its Euro-Dollar Lending Office by notice to the Borrower and the Administrative Agent.

“Euro-Dollar Loan” means a Loan which bears interest based on the London Interbank Offered Rate pursuant to the applicable Notice of Borrowing or Notice of Interest Rate Election.

“Euro-Dollar Reserve Percentage” means, for any day, that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement for a member bank of the Federal Reserve System in New York City with deposits exceeding five billion dollars in respect of “Eurocurrency liabilities” (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on Euro-Dollar Loans is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of any Lender to United States residents).

“Events of Default” has the meaning set forth in Section 6.01.

“Excluded Taxes” has the meaning set forth in Section 8.04(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing Credit Agreement” has the meaning set forth in the recitals hereto.

“Existing Letters of Credit” shall mean the letters of credit issued under the Existing Credit Agreement and outstanding on the Closing Date.

“Federal Funds Rate” means, for any day, the rate per annum (rounded upward, if necessary, to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Domestic Business Day next succeeding such day, provided that (i) if such day is not a Domestic Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the immediately preceding Domestic Business Day as so published on the next succeeding Domestic Business Day and (ii) if no such rate is so published on such next succeeding Domestic Business Day, the Federal Funds Rate for such day shall be the average rate quoted to the Administrative Agent on such day for such transactions by Federal funds brokers of recognized standing.

“Fiscal Quarter” means a fiscal quarter of the Borrower.

“Fiscal Year” means a fiscal year of the Borrower.

“Fixed Rate Loan” means a Euro-Dollar Loan or a Swing Loan.

“Foreign Subsidiary” means any Subsidiary organized under the laws of a jurisdiction, and conducting substantially all its operations, outside the United States.

“Foreign Subsidiary Holding Company” means a Subsidiary (other than a Foreign Subsidiary) that holds the equity interests of one or more Foreign Subsidiaries and has no significant operations and holds no material assets other than assets incidental to the ownership of equity interests of such Foreign Subsidiaries.

“Future Joint Venture” means (a) PO-11 JV and PO-12 JV, (b) PO JV, LP, (c) Technology JV, LP and (d) any other joint venture (i) in which the Borrower acquires a direct or indirect equity interest after the Closing Date and (ii) which is accounted for by the Borrower on the equity method.

“GAAP” as applied to a Person means accounting principles generally accepted in the United States as in effect from time to time, applied on a basis consistent (except for changes concurred in by the Borrower’s independent public accountants) with the most recent audited financial statements of such Person delivered to the Lenders.

“General Partner” means a Subsidiary of the Borrower or any of its Subsidiaries that has no assets and conducts no operations other than its ownership of a general partnership interest in a Borrower Joint Venture.

“Group of Loans” means at any time a group of Loans of any Class consisting of (i) all Loans of such Class which are Base Rate Loans at such time or (ii) all Loans of such Class which are Euro-Dollar Loans having the same Interest Period at such time, provided that, if a Loan of any particular Lender is converted to or made as a Base Rate Loan pursuant to Article 8, such Loan shall be included in the same Group or Groups of Loans from time to time as it would have been in if it had not been so converted or made.

“Guarantee” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation (whether arising by virtue of partnership arrangements (other than, in the case of the Borrower or a Subsidiary of the Borrower, with respect to the obligations of a Borrower Joint Venture, solely by virtue of a Subsidiary of the Borrower being the General Partner of such Borrower Joint Venture if, as of the date of determination, no payment on such Debt or other obligation has been made by such General Partner of such Borrower Joint Venture and such arrangement would not be classified and accounted for, in accordance with GAAP, as a liability on the balance sheet of the Borrower Financial Statements), by virtue of an agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise), (ii) to reimburse a bank for amounts drawn under a letter of credit for the purpose of paying such Debt or other obligation or (iii) entered into for the purpose of assuring in any other manner the holder of such Debt or other obligation of the payment thereof or to protect such holder against loss in respect thereof (in whole or in part), provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Hazardous Substances” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics, including petroleum, its derivatives, by-products and other hydrocarbons, regulated under Environmental Laws.

“Incremental Term Loan” means a Term Loan made pursuant to Section 2.01(c).

“Indemnitee” has the meaning set forth in Section 9.03(b).

“Initial Term Loan” means a Term Loan made pursuant to Section 2.01(b).

“Interest Coverage Ratio” means, at any date, the ratio of (i) Adjusted EBITDA for the period of four consecutive Fiscal Quarters ended on or most recently prior to such date to (ii) the interest expense of the Non-JV Group for such period.

“Interest Period” means (1) with respect to each Euro-Dollar Loan, the period commencing on the date of borrowing specified in the applicable Notice of Borrowing or on the date specified in an applicable Notice of Interest Rate Election and ending one, two, three or six months (or, if corresponding funding is available to each applicable Lender, nine or twelve months) thereafter, as the Borrower may elect in such notice; provided that:

(a) any Interest Period which would otherwise end on a day which is not a Euro-Dollar Business Day shall be extended to the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Euro-Dollar Business Day;

(b) any Interest Period which begins on the last Euro-Dollar Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clauses (c) and (d) below, end on the last Euro-Dollar Business Day of a calendar month;

(c) no Interest Period for any Revolving Loan shall extend beyond the Revolving Credit Termination Date; and

(d) no Interest Period applicable to any Term Loan of any Class shall extend beyond any date upon which is due any scheduled principal payment in respect of the Term Loans of such Class unless the aggregate principal amount of Term Loans of such Class represented by Base Rate Loans and Euro-Dollar Loans having Interest Periods which end on or prior to such date equals or exceeds the amount of such principal payment.

(2) with respect to each Swing Loan, the period commencing on the date of borrowing specified in the applicable Notice of Swing Loan Borrowing or on the last day of the next preceding Interest Period applicable thereto and ending one week thereafter; provided that;

(a) any Interest Period which would otherwise end on a day which is not a Euro-Dollar Business Day shall, subject to clause (b) below, be extended to the next succeeding Euro-Dollar Business Day; and

(b) no Interest Period for any Swing Loan shall extend beyond the Swing Loan Termination Date.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended, or any successor statute.

“Investment” means any investment in any Person, whether by means of purchase of equity securities, capital contribution (in cash, property or services), loan, Guarantee, time deposit or otherwise (but not including any demand deposit).

“Investment Grade Date” means the first date on which the Borrower has Senior Debt Ratings at or above the level of Baa3 by Moody’s and BBB- by S&P.

“Issuing Bank” means JPMorgan Chase Bank, N.A. and any other Revolving Lender that may agree to issue letters of credit hereunder, in each case as issuer of a letter of credit hereunder.

“JV Subsidiaries” means each Subsidiary of the Borrower that directly holds an equity interest in any Borrower Joint Venture.

“LCR” means LYONDELL-CITGO Refining LP, a Delaware limited partnership.

“LCR Acquisition” means the acquisition, directly or indirectly, by the Borrower of the 41.25% equity interest in LCR which, immediately prior to the Closing Date, was not owned by it, all pursuant to the LCR Acquisition Documents.

“LCR Acquisition Documents” means the Sale and Purchase Agreement between CITGO Petroleum Corporation and Lyondell Chemical Company dated as of July 31, 2006, including all schedules and exhibits thereto and agreements, instruments or documents delivered thereunder.

“LCR Assets” has the meaning set forth in the definition of LCR Asset Sale.

“LCR Asset Sale” means (i) an Asset Sale of assets of or equity interests in LCR or any of its Subsidiaries (“LCR Assets”) or (ii) a Major Asset Sale in respect of which the Subject Assets are LCR Assets.

“LCR Compliance Test” is satisfied in connection with an LCR Asset Sale if, after giving effect thereto and to any retirement of Qualifying Debt with the proceeds thereof, the Total Leverage Ratio is not greater than 4.0:1.

“LCR Partnership Agreement” means the Limited Partnership Agreement of LCR dated December 31, 1998.

“Lender” means (i) each lender listed on the Commitment Schedule or identified in a Term Loan Supplement, (ii) each Assignee which becomes a Lender pursuant to Section 9.06(c) and (iii) their respective successors.

“Lender Parties” means the Lenders and the Administrative Agent.

“Letter of Credit” means a letter of credit issued or to be issued hereunder by an Issuing Bank (including an Existing Letter of Credit).

“Letter of Credit Liabilities” means, for any Lender and at any time, such Lender’s ratable participation in the sum of (x) the aggregate amount then owing by the Borrower in respect of amounts drawn under Letters of Credit and (y) the aggregate amount then available for drawing under all Letters of Credit.

“Letter of Credit Termination Date” means the tenth Domestic Business Day prior to the Revolving Credit Termination Date.

“Level I Status” exists at any date if, at such date, the Total Leverage Ratio is less than 1.50 to 1.00.

“Level II Status” exists at any date if, at such date, the Total Leverage Ratio is equal to or greater than 1.50 to 1.00 and is less than 2.50 to 1.00.

“Level III Status” exists at any date if, at such date, the Total Leverage Ratio is equal to or greater than 2.50 to 1.00 and is less than 3.50 to 1.00.

“Level IV Status” exists at any date if, at such date, the Total Leverage Ratio is equal to or greater than 3.50 to 1.00.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, or any other type of preferential arrangement that has substantially the same practical effect as a security interest, in respect of such asset. For purposes hereof, the Borrower or any Subsidiary shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

“Loan” means a Base Rate Loan, a Euro-Dollar Loan or a Swing Loan and “Loans” means any combination of the foregoing, as the context may require; provided that, if any such Loan or Loans (or portions thereof) are combined or subdivided pursuant to a Notice of Interest Rate Election, the term “Loan” shall refer to the combined principal amount resulting from such combination or to each of the separate principal amounts resulting from such subdivision, as the case may be.

“Loan Documents” means this Agreement, the Notes, the Subsidiary Guarantee and the Collateral Documents.

“London Interbank Offered Rate” has the meaning set forth in Section 2.05(b).

“Lyondell TDI” means Lyondell Chimie France TDI, a French limited partnership and a wholly-owned Subsidiary of the Borrower.

“Lyondell-Equistar Debt” means Debt under the 6.5% Notes Due 2006 and 7.55% Notes Due 2026, each issued by the Borrower pursuant to an Indenture dated as of January 29,1996 between the Borrower and Texas Commerce Bank National Association, as trustee, as supplemented by the First Supplemental Indenture dated as of February 15, 1996 and the Second Supplemental Indenture dated as of December 1, 1997, which Debt has been assumed by Equistar and with respect to which, as between the Borrower and Equistar, Equistar is the obligor and the Borrower is the guarantor.

“Major Asset Sale” has the meaning set forth in Section 5.20.

“Margin Stock” has the meaning set forth in Regulation U.

“Material Adverse Effect” means (i) any material adverse effect upon the financial condition, results of operations, assets or business of the Borrower and its Subsidiaries, taken as a whole (other than general economic conditions affecting the refining or petrochemical industry as a whole); (ii) a material adverse effect on the ability of the Obligors as a whole to perform their obligations under the Loan Documents or (iii) any material adverse effect on the rights and remedies of the Administrative Agent and the Lenders under this Agreement, the Notes and the other Loan Documents.

“Material Debt” means Debt (other than the Loans and Reimbursement Obligations) of the Borrower and/or one or more of its Subsidiaries (including for this purpose the Borrower Joint Ventures, but excluding Millennium and its Subsidiaries so long as such Person is not at the time a “Significant Subsidiary” for purposes of the instruments governing the Senior Notes or the Senior Subordinated Notes), arising in one or more related or unrelated transactions, in an aggregate principal amount exceeding $50,000,000.

“Material Plan” means, at any time, a Plan or Plans having aggregate Unfunded Liabilities in excess of $50,000,000.

“Maturity Date” means, (i) with respect to Revolving Loans, the Revolving Credit Termination Date, (ii) with respect to Swing Loans, the Swing Loan Termination Date, (iii) with respect to the Initial Term Loans, August 16, 2013 and (iv) with respect to Incremental Term Loans of any Class, the date specified in the applicable Term Loan Supplement.

“Millennium” means Millennium Chemicals, Inc., a Delaware corporation.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to such corporation’s business of rating debt securities.

“Multiemployer Plan” means, at any time, an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such five year period.

“NAIC” has the meaning set forth in Section 8.02.

“Net Cash Proceeds” means, with respect to any event, an amount equal to the cash proceeds received by the Borrower or any of its Subsidiaries from or in respect of such event (including any cash proceeds received as interest or similar income on, or other cash proceeds of, any noncash proceeds of any Asset Sale), less (at the option of the Borrower) (a) any fees, costs and expenses reasonably incurred by such Person in respect of such event, and (b) if such event is an Asset Sale, (i) any taxes actually paid or to be payable by such Person (as estimated by the chief financial officer or chief accounting officer of the Borrower, giving effect to the overall tax position of the Borrower) in respect of such Asset Sale, (ii) the amount of all Debt (other than the Loans) secured by any assets subject to that Asset Sale and subject to mandatory prepayment as a result of that Asset Sale, and (iii) the amount of any reserves established by the Borrower and its Subsidiaries to fund contingent liabilities payable by the Borrower and its Subsidiaries attributable to such Asset Sale (as estimated by the chief financial officer or chief accounting officer of the Borrower), including, without limitation, liabilities under any indemnification obligations and severance and other employee termination costs associated with such Asset Sale, until such time as such amounts are no longer reserved or such reserve is no longer necessary (at which time any remaining amounts will become Net Cash Proceeds).

“Net Income” means, for any Person for any period, the net income of such Person for such period, adjusted to exclude the effect of any extraordinary items of gain or loss.

“New York Interbank Offered Rate” has the meaning set forth in Section 2.17(c).

“No Less Favorable” means, for purposes of comparing the terms and conditions of a given debt instrument with those of another debt instrument or instruments, that the terms and conditions of the former are (i) no less favorable to the Borrower, taken as a whole, than the terms and conditions of the latter (except that the interest rate and similar terms applicable to the former shall be at the prevailing market rates at the time of issuance or, if debt securities issued thereunder are to be fungible with debt securities previously issued, rates that, taken together with the sales price of such securities, reflect then prevailing market rates) and (ii) to the extent they purport to limit the amount, repayment or refinancing of, amendment or other modification of, or the granting of Liens to secure, the Borrower’s obligations hereunder or under any replacement credit facility, are no less favorable to the Lenders than the corresponding terms and conditions of the latter debt instrument(s).

“Non-JV Group” means the Borrower and its Consolidated Subsidiaries, but excluding the Borrower Joint Ventures, any Subsidiary of a Borrower Joint Venture, the JV Subsidiaries and any non-wholly owned Subject Assets Transferees.

“Notes” means promissory notes of the Borrower, substantially in the form of Exhibit A hereto, evidencing the Borrower’s obligation to repay the Loans, and “Note” means any one of such promissory notes issued hereunder.

“Notice of Borrowing” has the meaning set forth in Section 2.02

“Notice of Interest Rate Election” has the meaning set forth in Section 2.06(a).

“Notice of Issuance” has the meaning set forth in Section 2.16(b).

“Notice of Swing Loan Borrowing” has the meaning set forth in Section 2.17(b).

“Obligor” means the Borrower, each Subsidiary Guarantor and each JV Subsidiary.

“Ordinary Course Liens” means the following Liens:

(a) Liens incurred and pledges and deposits made in the ordinary course of business in connection with workers’ compensation, disability or unemployment insurance, old-age pensions, retiree health benefits and other social security benefits and deposits securing liabilities to insurance carriers under insurance or self-insurance arrangements;

(b) Liens securing the performance of bids, tenders, leases, government and other contracts (other than for Debt), statutory and regulatory obligations, surety, customs bonds and other obligations of a like nature, incurred as an incident to and in the ordinary course of business;

(c) Liens encumbering pipelines or pipeline facilities that arise by operation of law, and other Liens imposed by law such as carriers’, warehousemen’s, mechanics’, materialmen’s and vendors liens, incurred in good faith in the ordinary course of business and securing obligations which are not overdue for a period of more than 90 days or which are being contested in good faith by appropriate proceedings;

(d) Liens securing the payment of taxes, assessments and governmental charges or levies, either (i) not delinquent or (ii) being contested in good faith by appropriate legal or administrative proceedings;

(e) (i) zoning restrictions, easements, licenses, reservations, provisions, covenants, conditions, waivers, restrictions on the use of property, minor irregularities of title and similar encumbrances incurred or suffered in the ordinary course of business (and with respect to leasehold interests, the interest of the landlord or owner in the leased property and mortgages, obligations, liens and other encumbrances incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner of the leased property, with or without consent of the lessee) and (ii) licenses or leases for patents, copyrights, trademarks, tradenames and other intellectual property;

(f) leases or subleases granted to others that do not materially interfere with the ordinary course of business of the Borrower and its Subsidiaries;

(g) customary Liens for the fees, costs and expenses of trustees and escrow agents pursuant to any indenture, escrow agreement or similar agreement establishing a trust or escrow arrangement, and Liens pursuant to merger agreements, stock purchase agreements, asset sale agreements, option agreements and similar agreements in respect of the disposition of property or assets of the Borrower and the Subsidiaries, to the extent such dispositions are permitted hereunder;

(h) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(i) customary Liens in favor of issuers of documentary letters of credit;

(j) netting provisions and setoff rights in favor of counterparties to agreements creating Derivative Obligations;

(k) prejudgment Liens which are being contested in good faith by appropriate proceedings;

(l) judgment Liens which are being contested in good faith by appropriate proceedings and Liens securing appeal or similar surety bonds therefor; provided that (i) no Event of Default exists under Section 6.01(k) relating thereto and (ii) the aggregate amount secured by such Liens does not exceed $250,000,000 (exclusive of Liens securing judgments covered by (x) insurance in respect of which the carrier has not contested coverage or (y) appeal or similar surety bonds);

(m) Liens not otherwise constituting Ordinary Course Liens on cash or cash equivalents securing appeal or similar surety bonds, provided that no Event of Default exists at the time any such Lien is created; and

(n) Liens customarily granted in connection with Securitization Transactions on related assets or interests of the Borrower or a Subsidiary.

“Other Taxes” has the meaning set forth in Section 8.04(a).

“Parent” means, with respect to any Lender, any Person controlling such Lender.

“Participant” has the meaning set forth in Section 9.06(b).

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“PBGC Settlement Agreement” means the settlement agreement effective as of July 28, 1998 between the Borrower and the PBGC.

“Permitted Liens” means Liens permitted by Section 5.09.

“Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Personal Property Pledgor” means a Person that has entered into, or is required to enter into, the Security Agreement, and has not been released therefrom.

“Plan” means, at any time, an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (i) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.

“Pledge Agreement” means the Pledge Agreement listed in Schedule 1.01.

“PO-11 JV and PO-12 JV” each means a Borrower Joint Venture formed (or to be formed) between the Borrower and one or more other Persons or their affiliates in which the Borrower holds at the date hereof (or will hold when formed) not less than a 50% direct or indirect equity interest, which Borrower Joint Venture will construct, own and operate a propylene oxide and/or styrene plant.

“POJV Subsidiaries” means PO Offtake, LP, Lyondell POJV Partners 1, LP, Lyondell POJV Partners 2, LP, Lyondell POJV Partners 3, LP, Lyondell POJVGP, LLC, Lyondell POJV Partner 1 GP, LLC, Lyondell POJV Partner 2 GP, LLC, Lyondell POJV Partner 3 GP, LLC, Lyondell POTechLP, Inc., Lyondell POTechGP, Inc. and any other Subsidiary that directly or indirectly owns equity interests in PO JV, LP and owns no other assets other than those incidental to the direct or indirect ownership of such equity interests.

“POSM” means POSM II Limited Partnership, L.P., a Delaware limited partnership.

“Prime Rate” means the rate of interest publicly announced by JPMorgan Chase Bank, N.A. in New York City from time to time as its Prime Rate.

“Qualifying Debt” means, for any date, (i) Qualifying Senior Notes and Term Loans outstanding on such date and (ii) solely to the extent that there are no Qualifying Senior Notes or Term Loans outstanding on such date (after giving effect to any repayment thereof on such date), other Debt.

“Qualifying Senior Notes” means, for any date, Senior Notes outstanding on such date that mature prior to the latest Maturity Date for the Term Loans, determined on such date.

“Quarterly Payment Dates” means each March 31, June 30, September 30 and December 31.

“Rating Agency” means each of S&P and Moody’s.

“Refunding Date” has the meaning set forth in Section 2.17(h).

“Register” has the meaning set forth in Section 2.14.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Reimbursement Obligation” has the meaning set forth in Section 2.16(c).

“Related Fund” means, with respect to any Lender that is a fund that invests in bank loans, any other fund that invests in bank loans and is advised or managed by the same investment advisor as such Lender or by an affiliate of such Lender.

“Release” means any discharge, emission or release into the environment of a Hazardous Substance, including a Release as defined in CERCLA at 42 U.S.C. Section 9601(22).

“Required Lenders” means, at any time, Lenders having in the aggregate, more than 50% of the aggregate amount of the Credit Exposures at such time.

“Responsible Officer” means the President and Chief Executive Officer, any Executive Vice President, any Senior Vice President, the Treasurer or the Controller of the Borrower.

“Restricted Payment” means (i) any dividend or other distribution on any shares of the Borrower’s capital stock (except dividends payable solely in shares of its capital stock of the same class and rights or warrants to purchase capital stock of the Borrower) or (ii) any payment on account of the purchase, redemption, retirement or acquisition of (a) any shares of the Borrower’s capital stock or (b) any option, warrant or other right to acquire shares of the Borrower’s capital stock, but does not include (1) payments of principal, premium (if any) or interest (or equivalent payments) made pursuant to the terms of any Debt instrument which is (w) convertible into, (x) exchangeable for, (y) part of an investment unit which includes or (z) otherwise associated with capital stock, so long as such Debt continues to be Debt, or (2) payments pursuant to employee compensation or benefit plans in the ordinary course of business.

“Revolving Commitment” means,

(i) with respect to each Revolving Lender listed on the signature pages hereof, the amount set forth opposite the name of such Lender under the heading “Revolving Commitment” in the Commitment Schedule, and

(ii) with respect to each Assignee which becomes a Revolving Lender pursuant to Section 9.06(c), the amount of the Revolving Commitment thereby assumed by it,

in each case as such amount may be reduced from time to time pursuant to Section 2.08 or increased or reduced by reason of an assignment to or by such Lender in accordance with Section 9.06(c).

“Revolving Credit Percentage” means, with respect to any Revolving Lender at any time, the percentage which the amount of its Revolving Commitment at such time represents of the aggregate amount of all the Revolving Commitments at such time. At any time after the Revolving Commitments shall have terminated, the term “Revolving Credit Percentage” shall refer to a Revolving Lender’s Revolving Credit Percentage immediately before such termination, adjusted to reflect any subsequent assignments pursuant to Section 9.06(c).

“Revolving Credit Period” means the period from and including the Closing Date to but not including the Revolving Credit Termination Date.

“Revolving Credit Termination Date” means August 16, 2011 or, if such date is not a Euro-Dollar Business Day, the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month, in which case the Revolving Credit Termination Date shall be the immediately preceding Euro-Dollar Business Day.

“Revolving Lender” means each Lender identified in the Commitment Schedule and each Assignee which acquires a Revolving Commitment and/or Revolving Loans pursuant to Section 9.06(c), and their respective successors.

“Revolving Loan” means a loan made by a Revolving Lender pursuant to Section 2.01(a).

“Revolving Outstandings” means, at any time as to any Revolving Lender, the sum of (i) the aggregate principal amount of such Lender’s Revolving Loans plus (ii) such Lender’s Letter of Credit Liabilities plus (iii) such Lender’s Revolving Credit Percentage of the aggregate outstanding principal amount of Swing Loans.

“Rhodia” means Rhodia S.A., a French company and the successor in interest to Rhone-Poulenc Chemie S.A. under the TDI Agreements.

“Rhodia TDI Plant” means the manufacturing facilities for the production of toluene diisocyanate, currently owned by Rhodia and located at Pont-de-Claix, France.

“Rule 3-16 Limitation” means a contractual provision governing a Collateral Document substantially to the effect that, at the time any determination is required to be made, in the event that Rule 3-16 of Regulation S-X under the Securities Act of 1933, as amended (and as replaced with another rule or regulation, or any other law, rule or regulation) (“Rule 3-16”), would require the filing with the SEC (or any other governmental agency) of separate financial statements of any Subsidiary or Future Joint Venture due to the fact that such Subsidiary’s or Future Joint Venture’s equity interests or other securities of such Subsidiary or Future Joint Venture secure Debt pursuant to the Collateral Documents at such time, then, unless separate audited financial statements of such Subsidiary or Future Joint Venture are otherwise required to be filed with the SEC (or other governmental agency) in a form that would satisfy the requirements of Rule 3-16, the equity interests or other securities of such Subsidiary or Future Joint Venture, respectively, shall automatically be deemed not to be part of the Collateral securing the Secured Obligations and the Additional Secured Obligations at such time, but only to the extent necessary to cause such Subsidiary or Borrower Joint Venture to not be subject to such requirement. For avoidance of doubt, the Rule 3-16 Limitation is not applicable to pledges of equity interests in or other securities of Equistar or Millennium.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., or any successor to its business of rating debt securities.

“SEC” means the Securities and Exchange Commission.

“Securitization Transaction” means any transaction in which the Borrower or any Subsidiary sells or otherwise transfers an interest in accounts receivable (i) to one or more third party purchasers or (ii) to a special purpose entity that borrows against such accounts receivable or sells such accounts receivable to one or more third party purchasers, but only to the extent that amounts received in connection with the sale or other transfer of such accounts receivable would not under GAAP be accounted for as liabilities on the balance sheet of the Borrower Financial Statements.

“Security Agreement” means the Security Agreement listed in Schedule 1.01.

“Senior Debt Rating” means a rating of the Borrower’s senior long-term debt which is not secured or supported by a guarantee (other than a guarantee issued pursuant to Section 5.10(e)), letter of credit or other form of credit enhancement; provided that if a Senior Debt Rating by a Rating Agency is required to be at or above a specified level and such Rating Agency shall have changed its system of classifications after the date hereof, the requirement will be met if the Senior Debt Rating by such Rating Agency is at or above the new rating which most closely corresponds to the specified level under the old rating system; and provided further that the Senior Debt Rating in effect on any date is that in effect at the close of business on such date.

“Senior Notes” means notes of the Borrower which (i) in the case of notes issued after the Closing Date, mature no earlier than one year after the latest Maturity Date for the Term Loans, determined on the date on which such notes were issued, (ii) are not Guaranteed by any Person other than a Subsidiary Guarantor (the terms of which Guarantee shall provide that it terminates automatically upon any termination of the Subsidiary Guarantee of such Subsidiary Guarantor), (iii) are not secured by any assets of any Person other than all or any portion of the Collateral and, if so secured, the rights and remedies of the holders of such notes with respect to such Collateral are subject to security arrangements in form and substance satisfactory to the Administrative Agent (which arrangements will include the Rule 3-16 Limitation and will provide, in any event, that all Liens on all or any portion of the Collateral securing such notes shall be automatically released concurrently with any release of the Liens on all or any such portion of the Collateral securing the Loans (other than upon a complete refinancing of the Loans and the Reimbursement Obligations with other Debt to be secured by such Collateral)), and (iv) contain otherwise substantially the same terms and conditions as the Senior Secured Note Indentures (or, in the case of any such notes issued after the Closing Date, terms and conditions No Less Favorable than the Senior Secured Note Indentures). For the purposes of this definition, Senior Notes shall not be considered outstanding (i) if irrevocable notice of redemption has been duly given in respect of such Senior Notes and redemption money in the necessary amount has been irrevocably deposited with the applicable trustee or paying agent in trust for the holders of such Senior Notes, or

(ii) in the case of Senior Notes issued under the Series A Senior Secured Note Indenture only, if such Senior Notes have been defeased in accordance with the terms of such indenture. As of the Closing Date, the Senior Notes consist of the notes issued on or prior to the Closing Date under the Senior Secured Note Indentures.

“Senior Secured Debt” means the Debt of the Non-JV Group at such date (exclusive of (A) unsecured Debt, (B) Debt for which irrevocable notice of redemption has been duly given and for which redemption money in the necessary amount has been irrevocably deposited with the applicable trustee or paying agent in trust for the holders of such Debt, and (C) Debt under the Series A Senior Secured Note Indenture that has been defeased in accordance with the terms of such indenture).

“Senior Subordinated Indenture” means the Indenture as of December 4, 2001 between the Borrower, the subsidiary guarantors party thereto and The Bank of New York, as trustee, as amended from time to time, pursuant to which the Borrower has issued the 10 7/8% Senior Subordinated Notes due 2009.

“Senior Subordinated Notes” means unsecured notes of the Borrower which (i) in the case of notes issued after the Closing Date, mature no earlier than one year after the latest Maturity Date for the Term Loans, determined on the date on which such notes were issued, (ii) are not Guaranteed by any Person other than a Subsidiary Guarantor (the terms of which Guarantee shall provide that it terminates automatically upon any termination of the Subsidiary Guarantee of such Subsidiary Guarantor), (iii) are subordinated (and the Guarantees of which are subordinated) to the obligations of the Borrower (and any applicable Subsidiary Guarantor) to the Lenders pursuant to subordination provisions no less favorable to the Lenders than those set forth in the Senior Subordinated Indenture and (iv) contain other terms and conditions No Less Favorable than those contemplated by such form of indenture. As of the Closing Date, the Senior Subordinated Notes consist of the notes issued under the Senior Subordinated Indenture.

“Senior Secured Note Indentures” means, collectively, the Series A Senior Secured Note Indenture, the Series C Senior Secured Note Indenture, the Series D Senior Secured Note Indenture, and the Series E Senior Secured Note Indenture.

“Series A Senior Secured Note Indenture” means the Series A Senior Note Indenture dated as of May 17, 1999 among the Borrower, the subsidiary guarantors party thereto and The Bank of New York, as trustee, as amended from time to time, pursuant to which the Borrower issued the 9.625% Senior Notes due 2007.

“Series C Senior Secured Note Indenture” means the Indenture dated as of December 4, 2001 among the Borrower, the subsidiary guarantors party thereto and The Bank of New York, as trustee, as amended from time to time, pursuant to which the Borrower issued the 9.50% Senior Notes Due 2008.

“Series D Senior Secured Note Indenture” means the Indenture dated as of July 2, 2002, among the Borrower, the subsidiary guarantors party thereto and The Bank of New York, as trustee, as amended from time to time, pursuant to which the Borrower issued the 11 1/8% Senior Notes due 2012.

“Series E Senior Secured Note Indenture” means the Indenture dated as of May 20, 2003 among the Borrower, the subsidiary guarantors party thereto and The Bank of New York, as trustee, as amended from time to time, pursuant to which the Borrower issued the 10.5% Senior Notes due 2013.

“Significant Subsidiary” means, at any date, any Subsidiary having consolidated assets equal to or greater than 5% of the consolidated assets of the Non-JV Group at such time; provided that POSM shall not be a Significant Subsidiary for purposes of the definition of “Subsidiary Guarantors” or Section 4.09.

“Special Purpose Subsidiary” means a Subsidiary formed solely for the purpose of, and whose activities consist solely of, engaging in a Securitization Transaction or the issuance of an Equity Equivalent.

“Status” refers to the determination of which of Level I Status, Level II Status, Level III Status or Level IV Status exists at any date.

“Stop Issuance Notice” has the meaning set forth in Section 2.18.

“Subject Assets” has the meaning set forth in Section 5.20.

“Subject Assets Transferee” has the meaning set forth in Section 5.20.

“Subsidiary” means, as to any Person, any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person. Unless otherwise specified, “Subsidiary” (i) means a Subsidiary of the Borrower and (ii) does not, except where otherwise specifically indicated, include any Borrower Joint Venture or any Subsidiary of a Borrower Joint Venture.

“Subsidiary Guarantee” means the Subsidiary Guarantee dated as of the date hereof.

“Subsidiary Guarantors” means each party to the Subsidiary Guarantee on the Closing Date and any other Person that becomes a party to the Subsidiary

Guarantee pursuant to Section 5.18, in each case that has not been released from its obligations under the Subsidiary Guarantee pursuant to the terms of the Loan Documents, and “Subsidiary Guarantor” means any one of them.

“Swing Credit Period” means the period from and including the first Domestic Business Day after the Closing Date to but not including the Swing Loan Termination Date.

“Swing Loan” means a Loan made by the Swing Loan Lender pursuant to Section 2.17.

“Swing Loan Commitment” means $20,000,000 or, if less, the aggregate amount of the Revolving Commitments.

“Swing Loan Lender” means JPMorgan Chase Bank, N.A., in its capacity as the Swing Loan Lender under the swing loan facility described in Section 2.17.

“Swing Loan Termination Date” means the tenth Euro-Dollar Business Day prior to the Revolving Credit Termination Date.

“Taxes” has the meaning set forth in Section 8.04(a).

“TDI Agreements” means (i) the Share Purchase Agreement dated as of January 23, 1995 between ARCO Chemical Europe Inc. and Rhone-Poulenc Chemie S.A., as such agreement may be amended, supplemented or otherwise modified from time to time, (ii) the Processing Agreement dated as of January 23, 1995 between ARCO Chemical Chemie TDI and Rhone-Poulenc Chemie S.A., as such agreement may be amended, supplemented or otherwise modified from time to time, and (iii) the TDI License.

“TDI Assets” means (i) all of the rights of ARCO Chemical Europe Inc., ARCO Chemical Chemie TDI, ARCO Chemical Technology LP and their respective successors under the TDI Agreements, and (ii) all of Lyondell TDI’s customer lists relating to the Rhodia TDI Plant.

“TDI License” means the TDI Technology Agreement dated as of January 23, 1995 between ARCO Chemical Technology LP and Rhone-Poulenc Chemie S.A., as such agreement may be amended, supplemented or otherwise modified from time to time.

“TDI Restructuring” means (i) actions taken by the Borrower to reorganize and streamline its Isocyanates business, including the shutdown of the Borrower’s aliphatics diisocyanates manufacturing facility located at its Lake Charles, Louisiana facility and the restructuring of the remaining toluene diisocyanates business at the Lake Charles, Louisiana facility, and (ii) any reduction in the Borrower’s workforce, any demolition, remediation or reclamation, or any termination or amendment of feedstock, energy, supply or other contracts, in each case resulting from the activity described in clause (i) above.

“TDI Sale” means an Asset Sale of all or any part of the Borrower’s Isocyanates business (including the transfer or assignment of the TDI Assets or the TDI Agreements), whether consisting of one transaction or more than one related or unrelated transactions.

“Temporary Cash Investments” shall mean any Investment in (a) securities issued or directly and fully guaranteed or insured by the United States of America government or any agency or instrumentality thereof having maturities of not more than one year from the date of acquisition, (b) demand deposits, time deposits and certificates of deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year from the date of acquisition and overnight bank deposits, in each case with any bank or trust company organized or licensed under the laws of the United States of America or any State thereof having capital, surplus and undivided profits in excess of $250 million, (c) repurchase obligations with a term of not more than seven days for underlying securities of the type described in clauses (a) and (b) above entered into with any financial institution meeting the qualifications specified in clause (b) above, (d) commercial paper rated at least P-1 by Moody’s and A-1 by S&P or, if such commercial paper is rated by only one such agency, at least such rating from such agency, (e) investments in any dollar denominated money market fund as defined by Rule 2a-7 of the General Rules and Regulations promulgated under the Investment Company Act of 1940 and (f) in the case of a Foreign Subsidiary, substantially similar investments denominated in foreign currencies (including similarly capitalized foreign banks).

“Term Commitment” means, with respect to each Term Loan Lender listed on the signature pages hereof, the amount set forth opposite the name of such Lender under the heading “Term Commitment” in the Commitment Schedule.

“Term Loan” means a loan made by a Term Loan Lender pursuant to Section 2.01(b) or (c).

“Term Loan Lender” means (i) each Person identified as a Term Loan Lender on the signature pages hereof, (ii) each Person so identified in any Term Loan Supplement and (iii) each Assignee which acquires any Term Loan pursuant to Section 9.06(c), and their respective successors.

“Term Loan Supplement” means a supplement to this Agreement setting forth the terms applicable to a Class of Incremental Term Loans as described in Section 2.01(c).

“Total Debt” means, at any date, the Debt of the Non-JV Group at such date (exclusive of (i) Debt for which irrevocable notice of redemption has been duly given and for which redemption money in the necessary amount has been irrevocably deposited with the applicable trustee or paying agent in trust for the holders of such Debt, (ii) Debt that has been defeased in accordance with the terms of the governing agreement, and (iii) the Lyondell-Equistar Debt).

“Total Leverage Ratio” means, at any date, the ratio of (i) Total Debt as of the date of the most recent balance sheet delivered pursuant to Section 5.01(c) or (d) to (ii) Adjusted EBITDA for the period of four consecutive Fiscal Quarters then ended; provided that for any period during which a Default exists under Section 5.01(c) or (d), the Total Leverage Ratio shall be deemed to be greater than 3.5 to 1.0.

“Type” has the meaning set forth in Section 1.03.

“Unfunded Liabilities” means, with respect to any Plan at any time, the amount (if any) by which (i) the value of all benefit liabilities under such Plan, determined on a plan termination basis using the assumptions prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds (ii) the fair market value of all Plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions), all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the ERISA Group to the PBGC or any other Person under Title IV of ERISA.

“United States” means the United States of America.

“Voting Control” means with respect to any security the right to exercise, or to direct the exercise of, the voting rights of a holder of such security; provided that a Person shall not be deemed to have Voting Control of shares of common stock of the Borrower if such Person is or such shares are subject to a valid contract arrangement whereby such shares are voted as directed by the board of directors of the Borrower and/or in the same proportions as all other shares of common stock of the Borrower are voted.

“Working Capital Facility” means a committed or uncommitted revolving credit facility entered into by the Borrower or a Subsidiary to obtain working capital financing in the ordinary course of business.

Section 1.02. Accounting Terms and Determinations. (a) Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP; provided that, if the Borrower notifies the Administrative Agent that the Borrower wishes to amend any provision hereof to eliminate the effect of any change in GAAP (or if the Administrative Agent notifies the Borrower that the Required Lenders wish to amend any provision hereof for such purpose), then such provision shall be applied on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such provision is amended in a manner satisfactory to the Borrower and the Required Lenders.

(b) Calculations with respect to the Non-JV Group shall be calculated from the Borrower Financial Statements, excluding the Borrower’s interest in the income or losses of any Borrower Joint Venture, JV Subsidiary or non wholly-owned Subject Assets Transferee.

(c) In the event of any future material acquisition or disposition of assets by the Borrower and its Consolidated Subsidiaries (other than a TDI Sale and the TDI Restructuring), determinations of Adjusted EBITDA for purposes of Section 5.11 shall be made on a pro forma basis as if such transaction had been consummated on the first day of such period, reflecting the benefit of such anticipated expense reductions and similar synergies as such reductions and synergies could properly be reflected in pro forma financial statements included in a registration statement filed under the Securities Act of 1933, as amended.

Section 1.03. Classes and Types of Loans and Borrowings. The term “Borrowing” denotes the aggregation of Loans of one or more Lenders to be made to the Borrower pursuant to Article 2 on the same date, all of which Loans are of the same Class and Type (subject to Article 8) and, in the case of Euro-Dollar Loans, have the same initial Interest Period. Loans hereunder are distinguished by “Class” and by “Type”. The “Class” of a Loan (or of a Commitment to make such a Loan or of a Borrowing comprised of such Loans) refers to the determination whether such Loan is an Initial Term Loan, an Incremental Term Loan, a Revolving Loan or a Swing Loan, each of which constitutes a Class. In the event multiple tranches of Incremental Term Loans are incurred pursuant to Section 2.01(c), each such tranche shall constitute a Class. The “Type” of a Loan refers to the determination whether such Loan is a Euro-Dollar Loan or a Base Rate Loan, each of which constitutes a “Type”. Identification of a Loan (or a Borrowing) by both Class and Type (e.g., a “Euro-Dollar Revolving Loan”) indicates that such Loan is both a Revolving Loan and a Euro-Dollar Loan (or that such Borrowing is comprised of such Loans).

Section 1.04. Other Definitional Provisions. References in this Agreement to “Articles”, “Sections”, “Schedules” or “Exhibits” shall be to Articles, Sections, Schedules or Exhibits of or to this Agreement unless otherwise specifically provided. Any of the terms defined in Section 1.01 may, unless the context otherwise requires, be used in the singular or plural depending on the reference. “Include” or “includes” and “including” shall be deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words in a visible form. References to any agreement or contract are to such agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and assigns of such Person. References “from” or “through” any date mean, unless otherwise specified, “from and including” or “through and including”, respectively.

ARTICLE 2

THE CREDITS

Section 2.01. Facilities. (a) Revolving Credit Facility. During the Revolving Credit Period, each Revolving Lender severally agrees, on the terms and conditions set forth in this Agreement, to make Revolving Loans to the Borrower from time to time in an aggregate amount such that, after giving effect to such Loans, the Revolving Outstandings of such Lender do not exceed the amount of its Revolving Commitment. Each Revolving Borrowing shall be in the aggregate principal amount of $10,000,000 or any larger multiple of $1,000,000 (except that any such Borrowing may be in the aggregate amount of the unused Revolving Commitments), and shall be made from the several Revolving Lenders ratably in proportion to their respective Revolving Commitments. Within the limits specified in this Agreement, the Borrower may borrow under this Section 2.01(a), prepay Revolving Loans to the extent permitted by Section 2.09 and reborrow at any time during the Revolving Credit Period pursuant to this Section 2.01(a).

(b) Initial Term Loans. On the Closing Date, each Term Loan Lender listed on the signature pages hereof severally agrees, on the terms and conditions set forth in this Agreement, to make a Term Loan to the Borrower in an amount equal to the amount of its Term Commitment. Such Borrowing shall be made from such Term Loan Lenders ratably in proportion to their Term Commitments. The Term Commitments are not revolving in nature, and amounts prepaid may not be reborrowed. The Term Commitments shall terminate upon the making of the Initial Term Loans on the Closing Date (unless earlier terminated in accordance with the other provisions of this Agreement).

(c) Incremental Term Loans. Term Loans in an aggregate principal amount of up to $500,000,000 may be borrowed hereunder pursuant to one or more Term Loan Supplements and may share pari passu in the Collateral; provided that (i) Term Loan Lenders reasonably acceptable to the Administrative Agent are willing to provide such Term Loans, (ii) such Term Loans mature no earlier than August 16, 2014, (iii) the Net Cash Proceeds received from the incurrence of such Term Loans shall be used to redeem Senior Notes that mature prior to the Revolving Credit Termination Date and (iv) after giving effect to such incurrence and redemption, the Borrower will be in compliance with Sections 5.11 and 5.12 for the four Fiscal Quarters most recently ended on or prior to the date of such incurrence and redemption as if such incurrence and redemption had occurred on the first day of such period. Each Term Loan Supplement shall (i) specify the aggregate principal amount of the related Class of Term Loans, (ii) identify the initial Term Loan Lenders providing such Term Loans, and the respective principal amounts to be provided by each, (iii) specify the applicable Maturity Date for such Class of Term Loans, which shall comply with clause (ii) of the preceding sentence, (iv) specify any scheduled amortization prior to the Maturity Date of such Class of Term Loans, which shall not exceed 1% of the initial aggregate principal amount thereof in any calendar year prior to 2013, (v) specify the terms of any optional and mandatory prepayments of such Class of Term Loans, including applicable prepayment premiums, if any, (vi) specify any limitations on any subsequent Classes of Term Loans to be incurred hereunder (in addition to those specified in this Section 2.01(c)), (vii) specify such other terms and conditions relating to such Class of Term Loans as are not materially inconsistent with the other provisions of this Agreement and the other Loan Documents and (viii) be executed and delivered by the Borrower, the Administrative Agent and each initial Term Loan Lender of such Class.

Section 2.02. Notice of Borrowing. The Borrower shall give the Administrative Agent notice (a “Notice of Borrowing”) not later than 11:30 A.M. (New York City time) (i) on the date of each Base Rate Borrowing and (ii) on the third Euro-Dollar Business Day before each Euro-Dollar Borrowing, specifying:

(a) the date of such Borrowing, which shall be a Domestic Business Day in the case of a Base Rate Borrowing or a Euro-Dollar Business Day in the case of a Euro-Dollar Borrowing;

(b) the aggregate amount of such Borrowing;

(c) the Class and initial Type of Loans comprising such Borrowing; and

(d) in the case of a Euro-Dollar Borrowing, the duration of the initial Interest Period applicable thereto, subject to the provisions of the definition of Interest Period.

Section 2.03. Notice to Lenders; Funding of Loans. (a) Promptly after receiving a Notice of Borrowing, the Administrative Agent shall notify each Lender of the contents thereof and of such Lender’s share of such Borrowing.

(b) Not later than 1:00 P.M. (New York City time) on the date of each Borrowing, each Lender participating therein shall make available its share of such Borrowing, in Federal or other funds immediately available in New York

City, to the Administrative Agent at its address specified in or pursuant to Section 9.01. Unless the Administrative Agent determines that any applicable condition specified in Article 3 has not been satisfied, the Administrative Agent will make the funds so received from the Lenders available to the Borrower at the Administrative Agent’s aforesaid address.

(c) Unless the Administrative Agent shall have received notice from a Lender before the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available to the Administrative Agent on the date of such Borrowing in accordance with Section 2.03(b) and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such share available to the Administrative Agent, such Lender and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at (i) if such amount is repaid by the Borrower, a rate per annum equal to the higher of the Federal Funds Rate and the interest rate applicable to such Borrowing pursuant to Section 2.05 and (ii) if such amount is repaid by such Lender, the Federal Funds Rate. If such Lender shall repay to the Administrative Agent such corresponding amount, the Borrower shall not be required to repay such amount and the amount so repaid by such Lender shall constitute such Lender’s Loan included in such Borrowing for purposes of this Agreement.

Section 2.04. Maturity of Loans; Mandatory Prepayments. (a) Maturity Date. Each Revolving Loan and Swing Loan shall mature, and the outstanding principal amount thereof shall be due and payable (together with interest accrued thereon), on the Maturity Date for such Class of Loans. Each Initial Term Loan shall mature in installments, due on each February 1, May 1, August 1, and November 1, commencing with the first such date following the Closing Date and ending with the Maturity Date for such Class, in an amount equal to (i) for each of the first twenty-four such installments, 0.25% of the initial aggregate principal amount of the Initial Term Loans and (ii) for each of the final four such installments, 23.50% of the initial aggregate principal amount of the Initial Term Loans. Each Incremental Term Loan shall mature as provided in the applicable Term Loan Supplement.

(b) Mandatory Prepayment of Term Loans. Each Class of Incremental Term Loans shall be subject to mandatory prepayment as specified in the applicable Term Loan Supplement.

(c) Application of Prepayments. Except as otherwise specified with respect to any Class of Incremental Term Loans in the applicable Term Loan Supplement:

(i) each prepayment of the Term Loans of any Class shall be applied ratably to the respective Term Loans of all Term Loan Lenders of such Class; and

(ii) each payment of principal of the Term Loans shall be made together with interest accrued and unpaid on the amount repaid to the date of payment.

Section 2.05. Interest Rates. (a) Each Base Rate Loan shall bear interest on the outstanding principal amount thereof, for each day from the date such Loan is made until it becomes due, at a rate per annum equal to the sum of the Applicable Margin and the Base Rate for such day. Such interest shall be payable quarterly in arrears on each Quarterly Payment Date. Any overdue principal of or interest on any Base Rate Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of the Applicable Margin plus the Base Rate for such day.

(b) Each Euro-Dollar Loan shall bear interest on the outstanding principal amount thereof, for each day during each Interest Period applicable thereto, at a rate per annum equal to the sum of the Applicable Margin for such day plus the London Interbank Offered Rate applicable to such Interest Period. Such interest shall be payable for each Interest Period on the last day thereof and, if such Interest Period is longer than three months, at intervals of three months after the first day thereof.

The “London Interbank Offered Rate” applicable to any Interest Period means the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”) from Telerate Successor Page 3750, as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 A.M., London time, two Euro-Dollar Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “London Interbank Offered Rate” applicable to such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 A.M., London time, two Euro-Dollar Business Days prior to the commencement of such Interest Period.

(c) Any overdue principal of or interest on any Euro-Dollar Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the higher of (i) the sum of the Applicable Margin for such day plus the London Interbank Offered Rate applicable to such Loan on the day before such payment was due and (ii) the rate applicable to overdue Base Rate Loans of such Class for such day.

(d) The Administrative Agent shall determine each interest rate applicable to the Loans hereunder. The Administrative Agent shall promptly notify the Borrower and the Lenders of each rate of interest so determined, and its determination thereof shall be conclusive in the absence of manifest error.

Section 2.06. Method of Electing Interest Rates. (a) The Loans included in each Borrowing shall bear interest initially at the type of rate specified by the Borrower in the applicable Notice of Borrowing. Thereafter, the Borrower may from time to time elect to change or continue the type of interest rate borne by each Group of Term Loans or Revolving Loans (subject to subsection (d) and the provisions of Article 8), as follows:

(i) if such Loans are Base Rate Loans, the Borrower may elect to convert such Loans to Euro-Dollar Loans as of any Euro-Dollar Business Day; and

(ii) if such Loans are Euro-Dollar Loans, the Borrower may elect to convert such Loans to Base Rate Loans as of any Domestic Business Day or elect to continue such Loans as Euro-Dollar Loans for an additional Interest Period, subject to Section 2.11 if any such conversion is effective on any day other than the last day of an Interest Period applicable to such Loans.

Each such election shall be made by delivering a notice (a “Notice of Interest Rate Election”) to the Administrative Agent not later than 11:30 A.M. (New York City time) on the third Euro-Dollar Business Day before the conversion or continuation selected in such notice is to be effective. A Notice of Interest Rate Election may, if it so specifies, apply to only a portion of the aggregate principal amount of the relevant Group of Loans; provided that (i) such portion is allocated ratably among the Loans comprising such Group and (ii) the portion to which such Notice applies, and the remaining portion to which it does not apply, are each at least $10,000,000 (unless such portion is comprised of Base Rate Loans). If no such notice is timely received before the end of an Interest Period for any Group of Euro-Dollar Loans, the Borrower shall be deemed to have elected that such Group of Loans be converted to Base Rate Loans at the end of such Interest Period.

(b) Each Notice of Interest Rate Election shall specify:

(i) the Group of Loans (or portion thereof) to which such notice applies;

(ii) the date on which the conversion or continuation selected in such notice is to be effective, which shall comply with the applicable clause of subsection (a) above;

(iii) if the Loans comprising such Group are to be converted, the new Type of Loans and, if the Loans resulting from such conversion are to be Euro-Dollar Loans, the duration of the next succeeding Interest Period applicable thereto; and

(iv) if such Loans are to be continued as Euro-Dollar Loans for an additional Interest Period, the duration of such additional Interest Period.

Each Interest Period specified in a Notice of Interest Rate Election shall comply with the provisions of the definition of Interest Period.

(c) Promptly after receiving a Notice of Interest Rate Election from the Borrower pursuant to subsection (a) above, the Administrative Agent shall notify each Lender of the contents thereof and such notice shall not thereafter be revocable by the Borrower.

(d) The Borrower shall not be entitled to elect to convert any Loans to, or continue any Loans for an additional Interest Period as, Euro-Dollar Loans if (i) the aggregate principal amount of any Group of Euro-Dollar Loans created or continued as a result of such election would be less than $10,000,000 or (ii) a Default shall exist when the Borrower delivers notice of such election to the Administrative Agent.

(e) If any Loan is converted to a different Type of Loan, the Borrower shall pay, on the date of such conversion, the interest accrued to such date on the principal amount being converted.

Section 2.07. Fees. (a) During the Revolving Credit Period, the Borrower shall pay to the Administrative Agent for the account of the Revolving Lenders ratably in proportion to their Revolving Commitments commitment fees at the Commitment Fee Rate on the daily amount by which the aggregate amount of the Revolving Commitments exceeds the sum of (i) the aggregate outstanding principal amount of Revolving Loans and (ii) the aggregate Letter of Credit Liabilities. Such commitment fee shall accrue from and including the date hereof to but excluding the date of termination of the Revolving Commitments in their entirety.

(b) The Borrower shall pay to the Administrative Agent (i) for the account of the Revolving Lenders ratably a letter of credit fee accruing daily on the aggregate undrawn amount of all outstanding Letters of Credit at a rate per annum equal to the Applicable Margin for Revolving Euro-Dollar Loans for such day and (ii) for the account of each Issuing Bank a letter of credit fronting fee accruing daily on the aggregate amount then available for drawing under all Letters of Credit issued by such Issuing Bank at a rate per annum mutually agreed between the Borrower and such Issuing Bank from time to time.

(c) Accrued commitment and letter of credit fees under this Section shall be payable quarterly in arrears on each Quarterly Payment Date and on the date of termination of the Revolving Commitments in their entirety.

Section 2.08. Termination or Reduction of Commitments. (a) The Borrower may, upon at least three Domestic Business Days’ notice to the Administrative Agent, (i) terminate the Commitments of any Class at any time, if no Loans of such Class (and, in the case of the Revolving Commitments, no Letter of Credit Liabilities and no Swing Loans) are outstanding at such time (after giving effect to any prepayments to be made at such time) or (ii) ratably reduce from time to time by an aggregate amount of $10,000,000 or any larger multiple of $1,000,000 the aggregate amount of the Commitments of any Class in excess of the aggregate outstanding principal amount of the Loans of such Class (and, in the case of the Revolving Commitments, the aggregate principal amount of the Letter of Credit Liabilities and Swing Loans). Promptly after receiving a notice of a termination or reduction of Commitments, the Administrative Agent shall notify each Lender of each relevant Class of the contents thereof.

(b) Unless previously terminated, the Revolving Commitments shall terminate in their entirety on the Revolving Credit Termination Date.

(c) The Swing Loan Commitment shall terminate in its entirety on the earlier of the Swing Loan Termination Date or the date on which the Revolving Commitments terminate in their entirety.

(d) All Commitments shall terminate on August 18, 2006 unless the Closing Date shall have occurred not later than such date.

Section 2.09. Optional Prepayments. (a) Subject in the case of Euro-Dollar Loans to Section 2.11, the Borrower may (i) upon same Domestic Business Day notice to the Administrative Agent, prepay any Group of Base Rate Loans of any Class or (ii) upon at least three Euro-Dollar Business Days’ notice to the Administrative Agent, prepay any Group of Euro-Dollar Loans of any Class, in each case in whole at any time, or from time to time in part in amounts aggregating $10,000,000 or any larger multiple of $1,000,000 by paying the principal amount to be prepaid together with interest accrued thereon to the date of prepayment.

(b) Promptly after receiving a notice of prepayment pursuant to this Section, the Administrative Agent shall notify each applicable Lender of the contents thereof and of such Lender’s ratable share of such prepayment, and such notice shall not thereafter be revocable by the Borrower.

Section 2.10. General Provisions as to Payments. (a) The Borrower shall make each payment of principal of, and interest on, the Loans, of Letter of Credit Liabilities or interest thereon or of fees hereunder not later than 1:00 P.M. (New York City time) on the date when due, in Federal or other funds immediately available in New York City, to the Administrative Agent at its address specified in or pursuant to Section 9.01. The Administrative Agent will promptly distribute to each Lender its ratable share of each such payment received by the Administrative Agent for the account of the Lenders. Whenever any payment of principal of, or interest on, the Base Rate Loans, of Letter of Credit Liabilities or interest thereon or of fees hereunder shall be due on a day which is not a Domestic Business Day, the date for payment thereof shall be extended to the next succeeding Domestic Business Day. Whenever any payment of principal of, or interest on, the Euro-Dollar Loans shall be due on a day which is not a Euro-Dollar Business Day, the date for payment thereof shall be extended to the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month, in which case the date for payment thereof shall be the immediately preceding Euro-Dollar Business Day. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.

(b) Unless the Borrower notifies the Administrative Agent before the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance on such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent that the Borrower shall not have so made such payment, each Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the Federal Funds Rate.

Section 2.11. Funding Losses. If the Borrower makes any payment of principal with respect to any Fixed Rate Loan or any Euro-Dollar Loan is converted to a Base Rate Loan (whether such payment or conversion is pursuant to Article 2, 6 or 8 or otherwise) on any day other than the last day of an Interest Period applicable thereto, or if the Borrower fails to borrow, prepay, convert or continue any Fixed Rate Loan after notice has been given to any Lender in accordance with Section 2.02(a), 2.06(c), 2.09(b), or 2.17(b), the Borrower shall reimburse each Lender requesting such reimbursement within 15 days after demand for any resulting loss or expense incurred by it (or by a Participant in the related Loan), including (without limitation) any loss incurred in obtaining, liquidating or employing deposits from third parties, but excluding loss of margin for the period after such payment or conversion or failure to borrow, prepay, convert or continue; provided that such Lender shall have delivered to the Borrower a certificate setting forth in reasonable detail the calculation of the amount of such loss or expense, which certificate shall be conclusive in the absence of manifest error.

Section 2.12. Computation of Interest and Fees. Interest based on the Prime Rate hereunder shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and paid for the actual number of days elapsed (including the first day but excluding the last day). All other interest and fees shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day).

Section 2.13. Notes. (a) If a Lender so requests in writing, the Borrower’s obligation to repay the Loans of such Lender shall be evidenced by a single Note payable to the order of such Lender for the account of its Applicable Lending Office.

(b) Each Lender may, by notice to the Borrower and the Administrative Agent, request that the Borrower’s obligation to repay such Lender’s Loans of a particular Type or Class be evidenced by a separate Note. Each such Note shall be in substantially the form of Exhibit A hereto with appropriate modifications to reflect the fact that it relates solely to Loans of the relevant Type or Class. Each reference in this Agreement to the “Note” of such Lender shall be deemed to refer to and include any or all of such Notes, as the context may require.

(c) Promptly after it receives any Lender’s Note pursuant to Article 3, the Administrative Agent shall forward such Note to such Lender. Each Lender shall record the date, amount, Class and Type of each Loan made by it and the date and amount of each payment of principal made by the Borrower with respect thereto, and may, if such Lender so elects in connection with any transfer or enforcement of its Note, endorse on the schedule forming a part thereof appropriate notations to evidence the foregoing information with respect to each such Loan then outstanding; provided that a Lender’s failure to make (or any error in making) any such recordation or endorsement shall not affect the Borrower’s obligations hereunder or under the Notes. Each Lender is hereby irrevocably authorized by the Borrower so to endorse its Note and to attach to and make a part of its Note a continuation of any such schedule as and when required.

Section 2.14. Registry. The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain a register (the “Register”) on which it will record the name and Commitment of each Lender, each Loan made by such Lender and each repayment of any Loan made by such Lender. With respect to any Lender, the assignment or other transfer of the Commitments of such Lender and the rights to the principal of, and interest on, any Loan made and Note issued pursuant to this Agreement shall not be effective until such assignment or other transfer is recorded on the Register and otherwise complies with Section 9.06(c). Upon receipt of a properly executed and delivered Assignment and Assumption Agreement referred to in Section 9.06(c), the Administrative Agent shall accept such Assignment and Assumption Agreement and record such assignment or other transfer of all or part of any Commitments, Loans and Notes for a Lender on the Register. The Register shall be available at the offices where kept by the Administrative Agent for inspection by the Borrower and any Lender at any reasonable time upon reasonable prior notice to the Administrative Agent. Each Lender shall record on its internal records (including computerized systems) the foregoing information as to its own Commitments and Loans. Failure to make any such recordation, or any error in such recordation, shall not affect the obligations of any Obligor under the Loan Documents.

Section 2.15. Regulation D Compensation. If and so long as a reserve requirement of the type described in the definition of “Euro-Dollar Reserve Percentage” is prescribed by the Board of Governors of the Federal Reserve System (or any successor), each Lender subject to such requirement may require the Borrower to pay, contemporaneously with each payment of interest on each of such Lender’s Euro-Dollar Loans, additional interest on such Euro-Dollar Loan at a rate per annum determined by such Lender up to but not exceeding the excess of (i) (A) the applicable London Interbank Offered Rate divided by (B) one minus the Euro-Dollar Reserve Percentage over (ii) the applicable London Interbank Offered Rate. Any Lender wishing to require payment of such additional interest (x) shall so notify the Borrower and the Administrative Agent, in which case such additional interest on the Euro-Dollar Loans of such Lender shall be payable to such Lender at the place indicated in such notice with respect to each Interest Period commencing at least three Euro-Dollar Business Days after such Lender gives such notice and (y) shall notify the Borrower at least five Euro-Dollar Business Days before each date on which interest is payable on the Euro-Dollar Loans of the amount then due it under this Section. It is understood that (x) no additional interest is payable under this Section in respect of Euro-Dollar Loans not paid when due and (y) amounts claimed by any Lender under this Section shall be based on an assumed level of reserves maintained by it which is consistent with such Lender’s good faith estimate of the actual level at which the related reserves are required to be maintained by it over time.

Section 2.16. Letters of Credit. (a) Commitment to Issue Letters of Credit. (i) Subject to the terms and conditions hereof, and so long as no Stop Issuance Notice is in effect, each Issuing Bank agrees to issue Letters of Credit from time to time before the Letter of Credit Termination Date upon the request of the Borrower; provided that, immediately after each Letter of Credit is issued (i) the aggregate amount of the Revolving Outstandings shall not exceed the aggregate amount of the Revolving Commitments and (ii) the aggregate amount of the Letter of Credit Liabilities shall not exceed $400,000,000. Upon the date of issuance by an Issuing Bank of a Letter of Credit, the Issuing Bank shall be deemed, without further action by any party hereto, to have sold to each Revolving Lender, and each Revolving Lender shall be deemed, without further action by any party hereto, to have purchased from the Issuing Bank, a participation in such Letter of Credit and the related Letter of Credit Liabilities in the proportion its respective Revolving Commitment bears to the aggregate Revolving Commitments.

(ii) On the Closing Date, without further action by any party hereto, each Issuing Bank that has issued an Existing Letter of Credit shall be deemed to have granted to each Revolving Lender, and each Revolving Lender shall be deemed to have acquired from such Issuing Bank, a participation in each Existing Letter of Credit and the related Letter of Credit Liabilities in the proportion its respective Revolving Commitment bears to the aggregate Revolving Commitments, all on the same terms and conditions as if such Existing Letters of Credit had been issued on the Closing Date pursuant to Section 2.16(a)(i).

(b) Method for Issuance; Terms; Extensions. (i) The Borrower shall give the Issuing Bank notice at least five Domestic Business Days (or such shorter notice as may be acceptable to the Issuing Bank in its discretion) prior to the requested issuance of a Letter of Credit specifying the date such Letter of Credit is to be issued, and describing the terms of such Letter of Credit and the nature of the transactions to be supported thereby (such notice, including any such notice given in connection with the extension of a Letter of Credit, a “Notice of Issuance”). Upon receipt of a Notice of Issuance, the Issuing Bank shall promptly notify the Administrative Agent, and the Administrative Agent shall promptly notify each Revolving Lender of the contents thereof and of the amount of such Lender’s participation in such Letter of Credit.

(ii) The issuance by the Issuing Bank of each Letter of Credit shall, in addition to the conditions precedent set forth in Section 3.02, be subject to the conditions precedent that such Letter of Credit shall be in such form and contain such terms as shall be reasonably satisfactory to the Issuing Bank and that the Borrower shall have executed and delivered such other instruments and agreements relating to such Letter of Credit as the Issuing Bank shall have reasonably requested. The Borrower shall also pay to the Issuing Bank for its own account issuance, drawing, amendment and extension charges in the amounts and at the times as agreed between the Borrower and the Issuing Bank.

(iii) The extension or renewal of any Letter of Credit shall be deemed to be an issuance of such Letter of Credit, and if any Letter of Credit contains a provision pursuant to which it is deemed to be extended unless notice of termination is given by the Issuing Bank, the Issuing Bank shall timely give such notice of termination unless it has theretofore timely received a Notice of Issuance and the other conditions to issuance of a Letter of Credit have also theretofore been met with respect to such extension. No Letter of Credit shall have a term of more than one year; provided that a Letter of Credit may contain a provision pursuant to which it is deemed to be extended on an annual basis unless notice of termination is given by the Issuing Bank; provided further that no Letter of Credit shall have a term extending or be so extendible beyond the Letter of Credit Termination Date.

(c) Payments; Reimbursement Obligations. (i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the Issuing Bank shall notify the Administrative Agent and the Administrative Agent shall promptly notify the Borrower and each other Revolving Lender as to the amount to be paid as a result of such demand or drawing and the payment date. The Borrower shall be irrevocably and unconditionally obligated forthwith to reimburse the Issuing Bank for any amounts paid by the Issuing Bank upon any drawing under any Letter of Credit, without presentment, demand, protest or other formalities of any kind.

(ii) All such amounts paid by the Issuing Bank and remaining unpaid by the Borrower (a “Reimbursement Obligation”) shall, if and to the extent that the amount of such Reimbursement Obligation would be permitted as a Borrowing pursuant to Section 3.02, and unless the Borrower otherwise instructs the Administrative Agent by not less than one Domestic Business Day’s prior notice, convert automatically to Revolving Base Rate Loans on the date such Reimbursement Obligation arises. The Administrative Agent shall, on behalf of the Borrower (which hereby irrevocably directs the Administrative Agent so to act on its behalf), give notice no later than 11:30 A.M. (New York City time) on such date requesting each Revolving Lender to make, and each Revolving Lender hereby agrees to make, a Revolving Base Rate Loan, in an amount equal to such Revolving Lender’s Revolving Credit Percentage of the Reimbursement Obligation with respect to which such notice relates. Each Revolving Lender shall make such Loan available to the Administrative Agent at its address specified in or pursuant to Section 9.01 in immediately available funds, not later than 1:00 P.M. (New York City time), on the date specified in such notice. The Administrative Agent shall pay the proceeds of such Revolving Loans to the Issuing Bank, which shall immediately apply such proceeds to repay the Reimbursement Obligation. All amounts not so repaid shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the rate applicable to Revolving Base Rate Loans for such day.

(iii) To the extent the Reimbursement Obligation is not refunded by a Revolving Lender pursuant to clause (ii) above, such Revolving Lender will pay to the Administrative Agent, for the account of the Issuing Bank, immediately upon the Issuing Bank’s demand at any time during the period commencing after such Reimbursement Obligation arises until reimbursement therefor in full by the Borrower, an amount equal to such Revolving Lender’s ratable share of such Reimbursement Obligation (in proportion to its participation therein), together with interest on such amount for each day from the date of the Issuing Bank’s demand for such payment (or, if such demand is made after 1:00 P.M. (New York City time) on such date, from the next succeeding Domestic Business Day) to the date of payment by such Lender of such amount at a rate of interest per annum equal to the Federal Funds Rate for the first three Domestic Business Days after the date of such demand and thereafter at a rate per annum equal to the Base Rate for each additional day. The Issuing Bank will pay to each Revolving Lender ratably all amounts received from the Borrower for application in payment of its Reimbursement Obligations in respect of any Letter of Credit, but only to the extent such Revolving Lender has made payment to the Issuing Bank in respect of such Letter of Credit pursuant hereto; provided that in the event such payment received by the Issuing Bank is required to be returned, such Revolving Lender will return to the Issuing Bank any portion thereof previously distributed to it by the Issuing Bank.

(d) Obligations Absolute. The obligations of the Borrower and each Revolving Lender under subsection (c) above shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, under all circumstances whatsoever, including without limitation the following circumstances:

(i) any lack of validity or enforceability of this Agreement or any Letter of Credit or any document related hereto or thereto;

(ii) any amendment or waiver of or any consent to departure from all or any of the provisions of this Agreement or any Letter of Credit or any document related hereto or thereto;

(iii) the use which may be made of the Letter of Credit by, or any acts or omission of, a beneficiary of a Letter of Credit (or any Person for whom the beneficiary may be acting);

(iv) the existence of any claim, set-off, defense or other rights that the Borrower may have at any time against a beneficiary of a Letter of Credit (or any Person for whom the beneficiary may be acting), any Lender (including the Issuing Bank) or any other Person, whether in connection with this Agreement or the Letter of Credit or any document related hereto or thereto or any unrelated transaction;

(v) any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect whatsoever; or

(vi) any other act or omission to act or delay of any kind by any Lender (including the Issuing Bank), the Administrative Agent or any other Person or any other event or circumstance whatsoever that might, but for the provisions of this subsection (vi), constitute a legal or equitable discharge of or defense to the Borrower’s or the Lender’s obligations hereunder.

(e) Indemnification; Expenses. (i) Borrower hereby indemnifies and holds harmless each Revolving Lender (including each Issuing Bank) and the Administrative Agent from and against any and all claims, damages, losses, liabilities, costs or expenses which it may reasonably incur in connection with a Letter of Credit issued pursuant to this Section 2.16.

(ii) None of the Revolving Lenders (including an Issuing Bank) nor the Administrative Agent nor any of their officers or directors or employees or agents shall be liable or responsible, by reason of or in connection with the execution and delivery or transfer of or payment or failure to pay under any Letter of Credit, including without limitation any of the circumstances enumerated in subsection (d) above; provided that the Borrower shall not be required to indemnify any Lender, or the Administrative Agent, for any claims, damages, losses, liabilities, costs or expenses, to the extent found by a court of competent jurisdiction to have been caused by the gross negligence or willful misconduct of such Person; and provided further that, notwithstanding Section 2.16(d), the Borrower and each Lender shall have a claim for direct (but not consequential) damage suffered by it, to the extent found by a court of competent jurisdiction to have been caused by (x) the willful misconduct or gross negligence of the Issuing Bank in determining whether a request presented under any Letter of Credit complied with the terms of such Letter of Credit or (y) the Issuing Bank’s failure to pay under any Letter of Credit after the presentation to it of a request strictly complying with the terms and conditions of the Letter of Credit.

(iii) Nothing in this subsection (e) is intended to limit the obligations of the Borrower under any other provision of this Agreement. To the extent the Borrower does not indemnify an Issuing Bank as required by this subsection, the Revolving Lenders agree to do so ratably in accordance with their Revolving Commitments.

Section 2.17. Swing Loans. (a) Swing Loan Commitment. During the Swing Credit Period, so long as no Stop Issuance Notice is in effect, the Swing Loan Lender agrees, on the terms and conditions set forth in this Agreement, to make Swing Loans to the Borrower pursuant to this subsection from time to time in amounts such that at any time (i) the aggregate principal amount of Swing Loans outstanding at such time does not exceed the Swing Loan Commitment and (ii) the aggregate amount of Revolving Outstandings at such time does not exceed the aggregate amount of the Revolving Commitments at such time. Each Borrowing under this Section shall be in a principal amount of $1,000,000 or any larger multiple of $500,000 (except that any such Borrowing may be in the amount of the Swing Loan Commitment available in accordance with the immediately preceding sentence). Within the foregoing limits, the Borrower may borrow under this subsection, prepay Swing Loans and reborrow at any time during the Swing Credit Period under this subsection.

(b) Swing Loan Borrowing Procedure. The Borrower shall give the Swing Loan Lender notice (a “Notice of Swing Loan Borrowing”), not later than 12:00 Noon (New York City time) on the date of each Swing Loan Borrowing, specifying the amount and the date of such Borrowing, which shall be a Euro-Dollar Business Day. Not later than 2:00 P.M. (New York City time) on the date of each Swing Loan Borrowing, the Swing Loan Lender shall, unless it determines that any applicable condition specified in Article 3 has not been satisfied, make available the amount of such Swing Loan Borrowing, in Federal or other funds immediately available in New York City, to the Borrower at the Swing Loan Lender’s address specified in or pursuant to Section 9.01.

(c) Interest. Each Swing Loan shall bear interest on the outstanding principal amount thereof, for each day during each Interest Period applicable thereto, at a rate per annum equal to the sum of the Applicable Margin for Revolving Euro-Dollar Loans for such day plus the New York Interbank Offered Rate applicable to such Interest Period. Interest for each Interest Period shall be payable on the last day thereof. Any overdue principal of or interest on any Swing Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of the Applicable Margin for Revolving Base Rate Loans for such day plus the Base Rate for such day.

The “New York Interbank Offered Rate” applicable to any Interest Period means the rate per annum at which deposits in Dollars are offered to the Swing Loan Lender in the New York interbank market at approximately 12:00 Noon (New York City time) on the first day of such Interest Period in an amount approximately equal to the principal amount of the Swing Loan to which such Interest Period is to apply and for a period of time comparable to such Interest Period.

(d) Optional Prepayment. The Borrower may prepay the Swing Loans in whole at any time, or from time to time in part in a principal amount of at least

$1,000,000, by giving notice of such prepayment to the Swing Loan Lender not later than 1:00 P.M. (New York City time) on the date of prepayment and paying the principal amount to be prepaid, together with accrued interest thereon to the date of prepayment, to the Swing Loan Lender.

(e) Mandatory Prepayment. On the date of each Revolving Borrowing pursuant to Section 2.01, the Administrative Agent shall apply the proceeds thereof to prepay all Swing Loans then outstanding, together with interest accrued thereon to the date of prepayment.

(f) Payments. All payments to the Swing Loan Lender under this Section 2.17 shall be made to it at its address specified in or pursuant to Section 9.01, in Federal or other funds immediately available in New York City, not later than 2:00 P.M. (New York City time) on the date of payment.

(g) Refunding Unpaid Swing Loans. If (x) the Swing Loans are not paid in full on their Maturity Date, (y) the Swing Loans become immediately due and payable pursuant to Article 6, or (z) the Swing Loan Lender (in its discretion) elects to exercise its rights under this subsection (g), the Administrative Agent shall (if requested to do so by the Swing Loan Lender), by notice to the Revolving Lenders (including the Swing Loan Lender, in its capacity as a Revolving Lender), require each Revolving Lender to pay to the Administrative Agent for the account of the Swing Loan Lender an amount equal to such Revolving Lender’s Revolving Credit Percentage of the aggregate unpaid principal amount of the Swing Loans then outstanding. Such notice shall specify the date on which such payments are to be made, which shall be the first Domestic Business Day after such notice is given. Not later than 12:00 Noon (New York City time) on the date so specified, each Revolving Lender shall pay the amount so notified to it to the Administrative Agent at its address specified in or pursuant to Section 9.01, in Federal or other funds immediately available in New York City. Promptly upon receipt thereof, the Administrative Agent shall remit such amounts to the Swing Loan Lender. The amount so paid by each Revolving Lender shall constitute a Revolving Base Rate Loan to the Borrower and shall be applied by the Swing Loan Lender to repay the outstanding Swing Loans.

(h) Purchase of Participations in Swing Loans. If at the time Revolving Loans would have otherwise been made pursuant to Section 2.17(g), one of the events described in Section 6.01(h) or 6.01(i) with respect to the Borrower shall have occurred and be continuing or the Revolving Commitments shall have terminated, each Revolving Lender shall, on the date such Revolving Loans would have been made pursuant to the notice referred to in Section 2.17(g) (the “Refunding Date”), purchase an undivided participating interest in the relevant Swing Loan in an amount equal to such Revolving Lender’s Revolving Credit Percentage of the principal amount of such Swing Loan. On the Refunding Date, each Revolving Lender shall transfer to the Swing Loan Lender, in immediately available funds, such amount.

(i) Payments on Participated Swing Loans. Whenever, at any time after the Swing Loan Lender has received from any Revolving Lender such Revolving Lender’s payment pursuant to Section 2.17(h), the Swing Loan Lender receives any payment on account of the Swing Loan in which the Revolving Lenders have purchased participations pursuant to Section 2.17(h), the Swing Loan Lender will promptly distribute to each such Revolving Lender its ratable share of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Revolving Lender’s participating interest was outstanding and funded); provided that in the event that such payment received by the Swing Loan Lender is required to be returned, such Revolving Lender will return to the Swing Loan Lender any portion thereof previously distributed to it by the Swing Loan Lender.

(j) Obligations to Refund or Purchase Participations in Swing Loans Absolute. Each Revolving Lender’s obligation to transfer the amount of a Revolving Loan to the Swing Loan Lender as provided in Section 2.17(g) or to purchase a participating interest pursuant to Section 2.17(h) shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any set-off, counterclaim, recoupment, defense or other right which such Revolving Lender, the Borrower or any other Person may have against the Swing Loan Lender or any other Person, (ii) the occurrence or continuance of a Default or an Event of Default or the termination or reduction of any Commitments, (iii) any adverse change in the condition (financial or otherwise) of the Borrower or any other Person, (iv) any breach of this Agreement by the Borrower, any other Lender or any other Person or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

Section 2.18. Stop Issuance Notice. If the Required Banks determine at any time that the conditions set forth in Section 3.02 would not be satisfied in respect of a Revolving Borrowing at such time, then the Required Banks may request that the Administrative Agent issue a “Stop Issuance Notice”, and the Administrative Agent shall issue such notice to the Swing Loan Lender and to each Issuing Bank. Such Stop Issuance Notice shall be withdrawn upon a determination by the Required Banks that the circumstances giving rise thereto no longer exist. No Swing Loan shall be made and no Letter of Credit shall be issued while a Stop Issuance Notice is in effect. The Required Banks may request issuance of a Stop Issuance Notice only if there is a reasonable basis therefor, and shall consider reasonably and in good faith a request from the Borrower for withdrawal of the same on the basis that the conditions in Section 3.02 are satisfied; provided that the Administrative Agent, the Swing Loan Lender and the Issuing Banks may and shall conclusively rely on any Stop Issuance Notice while it remains in effect.

ARTICLE 3

CONDITIONS

Section 3.01. Initial Borrowing. The obligation of any Lender to make a Loan on the occasion of the initial Borrowing hereunder is subject to the satisfaction of the following conditions:

(a) The LCR Acquisition shall have been, or shall substantially simultaneously with such Borrowing be, consummated in accordance with the LCR Acquisition Documents, without waiver or amendment of any material provision thereof without the consent of the Administrative Agent.

(b) The Existing Credit Agreement shall have been terminated, and all principal amounts outstanding thereunder together with accrued interest and fees shall have been paid.

(c) Substantially simultaneously with the consummation of the LCR Acquisition, all outstanding Debt of LCR (excluding Debt of LCR listed on Schedule 3.01(c)) shall have been paid, together with accrued interest and fees thereon, and any credit facilities under which such Debt was outstanding shall have terminated and any Liens securing the same shall have been released.

(d) The Administrative Agent shall have received duly executed counterparts of the Subsidiary Guarantee and the Collateral Documents listed in Schedule 1.01, together with all such further agreements, instruments, financing statements or other documents as the Administrative Agent may reasonably require to give effect to the foregoing.

(e) Substantially simultaneously with the consummation of the LCR Acquisition, LCR and each of its Subsidiaries shall be parties to the Subsidiary Guarantee and the Security Agreement, and all equity interests in LCR and its Subsidiaries shall be Collateral thereunder subject to no limitations except those generally applicable to equity interests in Subsidiaries of the Borrower.

(f) The Administrative Agent shall have received for the benefit of each Lender a signed copy of the favorable written opinion, and addressed to the Lenders, of (i) Baker Botts L.L.P., counsel for the Borrower, substantially in the form set forth in Exhibit B, and (ii) Gerald A. O’Brien, Esq., Deputy General Counsel of the Borrower, substantially in the form set forth in Exhibit C, in each case reasonably satisfactory to Davis Polk & Wardwell, special counsel for the Administrative Agent.

(g) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request on or before the date hereof relating to the organization, existence and good standing of each Obligor, the authorization of the Loan Documents and the transactions contemplated thereby and any other legal matters relating to the foregoing, all in form and substance reasonably satisfactory to the Administrative Agent.

(h) The Administrative Agent shall have received counterparts of this Agreement (or facsimile or other evidence satisfactory to the Administrative Agent of the execution of a counterpart hereof) which, when taken together, bear the signatures of each party hereto.

(i) The Administrative Agent shall have received all fees due and payable on or prior to the Closing Date, including to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.

Section 3.02. All Borrowings and Issuances of Letters of Credit. The obligation of any Lender to make a Loan on the occasion of any Borrowing, and the obligation of an Issuing Bank to issue (or renew or extend the term of) any Letter of Credit, is subject to the satisfaction of the following conditions:

(a) the fact that the Closing Date shall have occurred on or before August 18, 2006;

(b) receipt by the Administrative Agent of a Notice of Borrowing as required by Section 2.02, receipt by the Issuing Bank of a Notice of Issuance as required by Section 2.16(b) or receipt by the Swing Loan Lender of a Notice of Swing Loan Borrowing as required by Section 2.17(b), as the case may be;

(c) the fact that, immediately before and after such Borrowing or issuance, no Default shall exist; and

(d) the fact that the representations and warranties of the Obligors contained in the Loan Documents (except, in the case of any Borrowing or issuance subsequent to the Closing Date, the representations and warranties contained in Section 4.09(b) and Section 4.11) shall be true in all material respects on and as of the date of such Borrowing or issuance.

Each Borrowing and each issuance or extension of a Letter of Credit hereunder shall be deemed to be a representation and warranty by the Borrower on the date of such Borrowing or issuance as to the facts specified in the foregoing clauses 3.02(c) and 3.02(d).

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants that:

Section 4.01. Corporate Existence and Power. The Borrower is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all corporate powers and all governmental licenses, consents, authorizations and approvals required to carry on its business as now conducted, except where the failure to have such licenses, consents, authorizations and approvals could not reasonably be expected to have a Material Adverse Effect.

Section 4.02. Corporate and Governmental Authorization; No Contravention. The execution, delivery and performance by each Obligor of the Loan Documents to which it is a party are within its corporate or other company powers, as the case may be, have been duly authorized by all necessary corporate or other company action, as the case may be, require no action by or in respect of, or filing with, any governmental body, agency or official (other than the filing of appropriate UCC financing statements, mortgages or similar instruments pursuant to the Collateral Documents) and do not contravene, or constitute a default under, any provision of applicable law or regulation or of the certificate of incorporation, by-laws or other constitutive documents of such Obligor or of any agreement or instrument governing Material Debt or any other material agreement, judgment, injunction, order, decree or other instrument binding upon the Borrower or any of its Subsidiaries or result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries (other than Liens created under the Collateral Documents).

Section 4.03. Binding Effect; Liens Enforceable. (a) Each Loan Document (other than the Notes) constitutes a legal, valid and binding agreement of each Obligor party thereto, and each Note, when executed and delivered in accordance with this Agreement, will constitute a legal, valid and binding obligation of the Borrower, in each case enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally and general principles of equity (which principles may include implied duties of good faith and fair dealing).

(b) The Collateral Documents create valid security interests or mortgage liens in the Collateral purported to be covered thereby, which security interests or mortgage liens are and will remain perfected security interests or mortgage liens prior to all other Liens other than Permitted Liens. Each of the representations and warranties made by each Obligor in the Collateral Documents to which it is a party is true and correct in all material respects.

Section 4.04. Financial Information. (a) The consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of December 31, 2005 and the related consolidated statements of income and retained earnings and of cash flows for the Fiscal Year then ended, reported on by PricewaterhouseCoopers LLP, copies of which have been delivered to each of the Lenders, fairly present in all material respects, in conformity with GAAP, the consolidated financial position of the Borrower and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such Fiscal Year.

(b) The unaudited consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of March 31, 2006 and the related consolidated statements of income and retained earnings and of cash flows for the Fiscal Quarter then ended, copies of which have been delivered to each of the Lenders, fairly present in all material respects, in conformity with GAAP, the consolidated financial position of the Borrower and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such Fiscal Quarter, subject to normal year-end adjustments.

(c) The audited balance sheet of Equistar as of December 31, 2005, and the related statements of income, partners’ capital and cash flows for the fiscal year of Equistar then ended, reported on by PricewaterhouseCoopers LLP, copies of which have been delivered to each of the Lenders, fairly present in all material respects, in conformity with GAAP, the financial position of Equistar as of such date and its results of operations and cash flows for such fiscal year.

(d) The unaudited balance sheet of Equistar as of March 31, 2006, and the related statements of income, partners’ capital and cash flows for the fiscal quarter of Equistar then ended, copies of which have been delivered to each of the Lenders, fairly present in all material respects, in conformity with GAAP, the financial position of Equistar as of such date and its results of operations and cash flows for such fiscal quarter, subject to normal year-end adjustments.

(e) The audited balance sheet of LCR as of December 31, 2005, and the related statements of income, members’ equity and cash flows for the fiscal year of LCR then ended, reported on by PricewaterhouseCoopers LLP, copies of which have been delivered to each of the Lenders, fairly present in all material respects, in conformity with GAAP, the financial position of LCR as of such date and its results of operations and cash flows for such fiscal year.

(f) Since December 31, 2005, there has been no material adverse change in the business, financial condition, assets, results of operations or liabilities of the Non-JV Group (after giving effect to the LCR Acquisition) considered as a whole.

Section 4.05. Litigation. There is no action, suit or proceeding (including any action, suit or proceeding arising out of any Environmental Law) pending against, or to the Borrower’s knowledge threatened against or affecting, the Borrower or any Subsidiary (including, for purposes of this Section, the Borrower Joint Ventures) before any court or arbitrator or any governmental body, agency or official which could reasonably be expected to have a Material Adverse Effect, or which in any manner draws into question the validity or enforceability of any Loan Document.

Section 4.06. Compliance with Laws. (a) Each of the Borrower and its Subsidiaries (including, for purposes of this Section, the Borrower Joint Ventures) is in compliance in all material respects with all laws, regulations and orders of any governmental authority applicable to it or its property (including Environmental Laws), except for those failures to comply that could not reasonably be expected to have a Material Adverse Effect.

(b) Each member of the ERISA Group has fulfilled its obligations under the minimum funding standards of ERISA and the Internal Revenue Code with respect to each Plan and is in compliance (except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect) with the presently applicable provisions of ERISA and the Internal Revenue Code with respect to each Plan. Except as reflected in the PBGC Settlement Agreement, no member of the ERISA Group has (i) sought a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code in respect of any Plan, (ii) failed to make any contribution or payment to any Plan or Multiemployer Plan, or made any amendment to any Plan, which has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Internal Revenue Code or (iii) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA.

Section 4.07. Environmental Matters. In the ordinary course of its business, the Borrower conducts an ongoing review of the effect of Environmental Laws on the business, operations and properties of the Borrower and its Subsidiaries, in the course of which it identifies and evaluates associated liabilities and costs (including, without limitation, any capital or operating expenditures required for clean-up or closure of properties presently or previously owned, any capital or operating expenditures required to achieve or maintain compliance with environmental protection standards imposed by law or as a condition of any license, permit or contract, any related constraints on operating activities, including any periodic or permanent shutdown of any facility or reduction in the level of or change in the nature of operations conducted thereat, any costs or liabilities in connection with off-site disposal of wastes or Hazardous Substances and any actual or potential liabilities to third parties, including employees, and any related costs and expenses). On the basis of this review, the Borrower has reasonably concluded that such associated liabilities and costs, including the costs of complying with Environmental Laws, could not reasonably be expected to have a Material Adverse Effect.

Section 4.08. Taxes. The Borrower and its Subsidiaries (including, for purposes of this Section, the Borrower Joint Ventures) have filed all United States Federal income tax returns and all other material tax returns which are required to be filed by them and have paid or accrued all taxes shown to be due such returns or on any assessment received by the Borrower or any Subsidiary and required to be paid or accrued by it, except to the extent that any such taxes are being contested in good faith by appropriate proceedings.

Section 4.09. Subsidiaries. (a) Each of the Borrower’s Significant Subsidiaries (including, for purposes of this Section, the Borrower Joint Ventures) is duly organized, validly existing and, where applicable, in good standing under the laws of its jurisdiction of organization, and has the constitutive powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, except where the failure to have such licenses, consents, authorizations and approvals could not reasonably be expected to have a Material Adverse Effect. The Borrower has no Significant Subsidiaries which are not either Foreign Subsidiaries, JV Subsidiaries or, subject to Section 5.18(d)(v), Subsidiary Guarantors.

(b) Schedule 4.09 sets forth a correct list of each Subsidiary (including each Borrower Joint Venture) of the Borrower as of the Closing Date, separately identifying Significant Subsidiaries, Foreign Subsidiaries and JV Subsidiaries.

Section 4.10. No Regulatory Restrictions on Borrowing. No Obligor is (i) an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or (ii) otherwise subject to any regulatory scheme (other than Regulation U) which restricts its ability to incur or guarantee debt.

Section 4.11. Full Disclosure. The financial and other information set forth in Borrower’s Form 10-K for the fiscal year ended December 31, 2005 and Form 10-Q for the fiscal quarter ended March 31, 2006 does not contain on the date hereof any material misstatement of fact or omit to state any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading; provided, however, to the extent any such information was based on or constituted a forecast or projection, the Borrower represents that it acted in good faith and utilized information available to it at the time such forecast or projection was prepared and assumptions believed by it to be reasonable in light of the then current and foreseeable business conditions of the Borrower and its Subsidiaries.

ARTICLE 5

COVENANTS

The Borrower agrees that, so long as any Lender has any Commitment hereunder or any amount payable under any Note or any Letter of Credit Liability remains unpaid:

Section 5.01. Information. The Borrower will furnish to the Administrative Agent, for each of the Lenders:

(a) as soon as available and in any event within 85 days after the end of each Fiscal Year, a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such Fiscal Year and the related consolidated statements of income and retained earnings and of cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all reported on without material qualification by PricewaterhouseCoopers LLP or other independent public accountants of nationally recognized standing;

(b) as soon as available and in any event within 50 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such Fiscal Quarter, the related consolidated statement of income for such Fiscal Quarter and the related consolidated statements of income and cash flows for the portion of the Fiscal Year ended at the end of such Fiscal Quarter, setting forth in the case of each such statement of income and of cash flows in comparative form the figures for the corresponding period in the previous Fiscal Year, all certified (subject to normal year-end adjustments) as to fairness of presentation and consistency with GAAP by the Borrower’s chief financial officer or chief accounting officer;

(c) as soon as available and in any even within 85 days after the end of each Fiscal Year, Borrower Financial Statements for such Fiscal Year, setting forth in comparative form the figures for the previous Fiscal Year, all certified (subject to normal year-end adjustments) as to fairness of presentation and derivation from financial statements prepared consistently with GAAP by the Borrower’s chief financial officer or chief accounting officer;

(d) as soon as available and in any event within 50 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, Borrower Financial Statements for the portion of the Fiscal Year ended at the end of such Fiscal Quarter, setting forth in the case of each statement of income and of cash flows in comparative form the figures for the corresponding period in the previous Fiscal Year, all certified (subject to normal year-end adjustments) as to fairness of presentation and derivation from financial statements prepared consistently with GAAP by the Borrower’s chief financial officer or chief accounting officer;

(e) simultaneously with the delivery of each set of financial statements referred to in clauses 5.01(c) and 5.01(d) above, a certificate of the Borrower’s chief financial officer or chief accounting officer (i) setting forth in reasonable detail the calculations required to establish whether the Borrower was in compliance with the requirements of Sections 5.09 to 5.12, inclusive, on the date of such financial statements and (ii) stating whether any Default exists on the date of such certificate and, if any Default then exists, setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;

(f) simultaneously with the delivery of each set of financial statements referred to in clause 5.01(a) above, a statement of the firm of independent public accountants which reported on such statements (i) stating whether anything has come to their attention to cause them to believe that any Default existed on the date of such statements and (ii) confirming the calculations set forth in the officer’s certificate delivered pursuant to clause 5.01(e) above;

(g) within five Domestic Business Days after any Responsible Officer obtains knowledge of any Default, if such Default is then continuing, a certificate of the Borrower’s chief financial officer or chief accounting officer setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;

(h) promptly after the mailing thereof to the Borrower’s stockholders generally, copies of all financial statements, reports and proxy statements so mailed;

(i) promptly after the filing thereof, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and reports on Forms 10-K, 10-Q and 8-K (or their equivalents) filed by the Borrower with the SEC;

(j) promptly after any member of the ERISA Group (i) gives or is required to give notice to the PBGC of any “reportable event” (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA or notice that any Multiemployer Plan is in reorganization, is insolvent or has been terminated, a copy of such notice; (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate, impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or appoint a trustee to administer any Plan, a copy of such notice; (iv) applies for a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code, a copy of such application; (v) gives notice of intent to terminate any Plan under Section 4041(c) of ERISA, a copy of such notice and other information filed with the PBGC; (vi) gives notice of withdrawal from any Plan pursuant to Section 4063 of ERISA, a copy of such notice; or (vii) fails to make any payment or contribution to any Plan or Multiemployer Plan or makes any amendment to any Plan which has resulted or could result in the imposition of a Lien or the posting of a bond or other security, a certificate of the Borrower’s chief financial officer or chief accounting officer setting forth details as to such occurrence and the action, if any, which the Borrower or applicable member of the ERISA Group is required or proposes to take;

(k) as soon as reasonably practicable after any Responsible Officer obtains knowledge of the commencement of an action, suit or proceeding against the Borrower or any of its Subsidiaries before any court or arbitrator or any governmental body, agency or official in which there is a reasonable likelihood of an adverse decision which could have a Material Adverse Effect or which in any manner questions the validity of the Loan Documents, a certificate of a senior financial officer of the Borrower setting forth the nature of such pending or threatened action, suit or proceeding and such additional information with respect thereto as may be reasonably requested by any Lender;

(l) promptly, upon receipt of any complaint, order, citation, notice or other written communication from any Person with respect to, or upon a Responsible Officer’s obtaining knowledge of, (i) the existence of a violation of any applicable Environmental Law or any Environmental Liability in connection with any property now or previously owned, leased or operated by the Borrower or any of its Subsidiaries, (ii) any Release on such property or any part thereof in a quantity that is reportable under any applicable Environmental Law, and (iii) any pending or threatened proceeding for the termination, suspension or non-renewal of any permit required under any applicable Environmental Law, in each case which could reasonably be expected to have a Material Adverse Effect;

(m) from time to time such additional information regarding the financial position or business of the Borrower and its Subsidiaries as the Administrative Agent, at the request of any Lender, may reasonably request; and

(n) as promptly as possible (and in any event within 30 days) after the Closing Date, (i) the unaudited pro forma condensed combined balance sheet of the Borrower and its Consolidated Subsidiaries as of June 30, 2006 and the related unaudited pro forma condensed combined statement of income for the six months then ended, fairly presenting in all material respects the pro forma condensed combined financial position of the Borrower and its Consolidated Subsidiaries as of such date and their pro forma condensed combined results of operations for such period, as if the LCR Acquisition had been consummated on such date (in the case of such pro forma balance sheet) or on January 1, 2005 (in the case of such pro forma statement of income) and (ii) the unaudited pro forma condensed combined statement of income of the Borrower and its Consolidated Subsidiaries for the Fiscal Year ended December 31, 2005, fairly presenting in all material respects the pro forma condensed combined results of operations of the Borrower and its Consolidated Subsidiaries for such Fiscal year, as if the LCR Acquisition had been consummated on the first day of such Fiscal Year.

Information required to be delivered pursuant to Sections 5.01(a), 5.01(b), 5.01(h) and 5.01(i) above shall be deemed to have been delivered on the date on which the Borrower provides notice to the Administrative Agent that such information has been posted on the Borrower’s website on the Internet at the website address listed on the signature pages hereof, at sec.gov/edaux/searches.htm or at another website identified in such notice and accessible by the Lenders without charge; provided that (i) such notice may be included in a certificate delivered pursuant to Section 5.01(e) and (ii) the Borrower shall deliver paper copies of the information referred to in Sections 5.01(a), 5.01(b), 5.01(h) or 5.01(i) to any Lender which requests such delivery.

Section 5.02. Payment of Obligations. The Borrower will pay and discharge, and will cause each Subsidiary to pay and discharge, at or before delinquency, all material taxes, assessments and governmental charges or levies imposed upon it or its income or profits or in respect of its property, except where the same are contested in good faith by appropriate proceedings.

Section 5.03. Maintenance of Property; Insurance. (a) The Borrower will keep, and will cause each Subsidiary to keep, all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted, provided that no item of property need be so kept if the failure to keep it so individually or in the aggregate with all other items not so kept by the Borrower and its Subsidiaries could not reasonably be expected to have a Material Adverse Effect.

(b) The Borrower will maintain, and will cause each of its Subsidiaries to maintain (either in the Borrower’s name or in such Subsidiary’s own name) insurance on all their respective properties consistent with the insurance maintained on the date hereof or otherwise in at least such amounts (with no materially greater risk retention) and against at least such risks as are usually maintained, retained or insured against in the same general area by companies of established repute owning similar properties in such area and engaged in the same or a similar business, in either case, to the extent available to the Borrower and its Subsidiaries on commercially reasonable terms. The Borrower will furnish to the Lenders, upon request from the Administrative Agent, information presented in reasonable detail as to the insurance so carried.

Section 5.04. Conduct of Business and Maintenance of Existence. The Borrower and its Subsidiaries will continue to engage in business of the same general type as now conducted by the Borrower and its Subsidiaries. Subject to Section 5.07, the Borrower and its Subsidiaries will maintain their respective corporate or other company existences and their respective rights, privileges and franchises, except to the extent that the failure to maintain those rights, privileges and franchises, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 5.05. Compliance with Laws. The Borrower will comply, and will cause each Subsidiary to comply, in all material respects with all applicable laws, ordinances, rules, regulations and requirements of governmental authorities (including, without limitation, Environmental Laws and ERISA and the rules and regulations thereunder), except where the necessity of compliance therewith is contested in good faith by appropriate proceedings or where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 5.06. Inspection of Property, Books and Records. The Borrower will keep, and will cause each Subsidiary to keep, proper books of record and account; and will permit, and will cause each Subsidiary to permit, representatives of any Lender at such Lender’s expense to visit and inspect any of their respective properties, to examine and make abstracts from any of their respective books and records and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants, all at such reasonable times and as often as may reasonably be requested.

Section 5.07. Mergers and Sales of Assets. The Borrower will not, and will not permit any of its Subsidiaries to, consolidate or merge with or into any other Person; provided that nothing in this Section shall prohibit (i) the Borrower from merging with any Subsidiary (other than a JV Subsidiary) if the Borrower is the corporation surviving such merger and, immediately after giving effect to such merger, no Default shall exist, or (ii) any Subsidiary from merging with any Person if the entity surviving the merger is such Subsidiary or becomes a Subsidiary as a result of that merger (and if either party to such merger is a Subsidiary Guarantor, the entity surviving the merger is a Subsidiary Guarantor) and immediately after giving effect to such merger, no Default shall exist. The Borrower will not sell or otherwise dispose of all or substantially all of its assets to any other Person or Persons. Prior to the Investment Grade Date, the Borrower will not, and will not permit any of its Subsidiaries to, make any Asset Sale unless (i) the consideration therefor is not less than the fair market value of the related asset (or in the case of leases, fair market rates) (as determined in good faith by the chief financial officer of the Borrower) and (ii) the consideration therefor consists solely of cash or cash equivalents and notes and equity securities, such notes and equity securities having an aggregate value not to exceed 15% of the aggregate amount of consideration received by the Borrower and its Subsidiaries with respect to such Asset Sale; provided that this provision shall not apply to a Major Asset Sale effected in accordance with Section 5.20; and provided further that an LCR Asset Sale may not be consummated unless the LCR Compliance Test is satisfied.

Section 5.08. Use of Proceeds. The proceeds of the Loans will be used by the Borrower for general corporate purposes, including, without limitation, working capital purposes. None of the proceeds of the Loans will be used, in violation of any applicable law or regulation, including without limitation of Regulation U.

Section 5.09. Negative Pledge. Neither the Borrower nor any Subsidiary will create, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by it, except:

(a) Liens existing on the Closing Date securing Debt in an aggregate principal amount not exceeding $75,000,000;

(b) any Lien existing on any asset of any Person at the time such Person becomes a Subsidiary and not created in contemplation of such event;

(c) any Lien on any asset securing Debt incurred or assumed for the purpose of financing all or any part of the cost of acquiring, constructing, or improving such asset, provided that such Lien attaches to such asset concurrently with or within 180 days after the acquisition or completion of construction or improvement thereof;

(d) any Lien existing on any asset prior to the acquisition thereof by merger or otherwise by the Borrower or a Subsidiary and not created in contemplation of such acquisition;

(e) any Lien arising out of the refinancing, extension, renewal or refunding of any Debt secured by any Lien permitted by any of the foregoing clauses of this Section, provided that such Debt is not increased (except by the amount of any costs associated with such refinancing, extension, renewal or refunding) and is not secured by any additional assets;

(f) Liens to secure a Debt owing to the Borrower or a Subsidiary Guarantor;

(g) Liens created under the Collateral Documents; provided that the aggregate principal amount of Senior Notes secured thereunder at any time outstanding (exclusive of Senior Notes excluded in the determination of Senior Secured Debt) shall not exceed $3,500,000,000 plus the principal amount of any Senior Notes issued to pay premiums or transaction costs incurred in connection with the refinancing of Senior Notes;

(h) Ordinary Course Liens;

(i) [Reserved];

(j) Liens not otherwise permitted by this Section securing Debt in an aggregate principal amount at no time exceeding (x) $75,000,000 less (y) the aggregate outstanding principal amount of Debt of Subsidiaries permitted solely by clause 5.10(g) at such time and less (z) the aggregate outstanding principal amount of Debt of Persons other than Subsidiaries permitted solely by clause 5.20(c); and

(k) Liens on TDI Assets (i) securing Debt in an aggregate principal amount not exceeding $100,000,000 that is incurred or assumed for the purpose of improving the Rhodia TDI Plant, or (ii) arising pursuant to a sublicense of the TDI License by the Borrower (or a Subsidiary that is party to the TDI License) to the Borrower Joint Venture (or special purpose Subsidiary of Rhodia or the Borrower) that owns the Rhodia TDI Plant; and

(l) Asset Sale Liens.

Section 5.10. Limitation on Subsidiary Debt. The Borrower will not permit any of its Subsidiaries to incur or at any time be liable with respect to any Debt except:

(a) Debt under the Loan Documents;

(b) the Debt of such Subsidiary outstanding on the Closing Date and listed on Schedule 5.10; and refinancings thereof provided that the principal amount thereof is not increased beyond the amount outstanding thereunder on the date hereof and the amount of any refinancing costs;

(c) Debt secured by Liens permitted by Section 5.09;

(d) intercompany Debt of an Obligor owing to an Obligor, or of any Subsidiary which is not an Obligor owing to the Borrower or any other Subsidiary, or of any Obligor owing to any Subsidiary which is not an Obligor if such Debt is expressly subordinated to the prior payment in full in cash of all amounts payable by such Obligor under the Loan Documents;

(e) Debt of a Subsidiary Guarantor consisting of a Guarantee of a Debt Incurrence by the Borrower; provided that if such Debt Incurrence involves the issuance of Senior Subordinated Notes, such Guarantee shall be subordinated to the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee on terms no less favorable to the Lenders than the subordination provisions governing the Senior Subordinated Notes;

(f) Debt of Foreign Subsidiaries and other Subsidiaries conducting substantially all their operations outside the United States in an aggregate outstanding principal amount at no time exceeding $100,000,000; and

(g) Debt of Subsidiaries not otherwise permitted by this Section incurred after the Closing Date in an aggregate principal amount at any time outstanding not to exceed (x) $75,000,000 less (y) the aggregate outstanding principal amount of Debt secured by Liens permitted solely by clause 5.09(j) at such time and less (z) the aggregate outstanding principal amount of Debt of Persons other than Subsidiaries permitted solely by clause 5.20(c) at such time;

provided that, notwithstanding the foregoing, the Borrower will not permit any JV Subsidiary which is not a Subsidiary Guarantor to incur or at any time be liable with respect to any Debt, other than obligations of such JV Subsidiary in respect of the Borrower Joint Venture in which it holds an equity interest and arising by reason of such JV Subsidiary’s ownership of such equity interest.

Section 5.11. Senior Secured Debt to Adjusted EBITDA. At any date during each period set forth below, the ratio of (i) Senior Secured Debt at such date to (ii) Adjusted EBITDA for the period of four consecutive Fiscal Quarters most recently ended on or prior to such date will not exceed the ratio set forth below opposite such period:

Period	Ratio
June 30, 2006 – September 29, 2006	3.00
On and after September 30, 2006	2.75

Section 5.12. Interest Coverage Ratio. At the end of each Fiscal Quarter ending during each period set forth below, the Interest Coverage Ratio will not be less than the ratio set forth below opposite such period:

Period	Ratio
On and after July 1, 2006	2.75

Section 5.13. [Reserved].

Section 5.14. Restricted Payments; Optional Prepayments. (a) Neither the Borrower nor any Subsidiary will declare or make any Restricted Payment; provided that (i) so long as at the time no Default shall exist, the Borrower may pay regular quarterly dividends on its common stock at a rate not exceeding $0.225 per share per quarter (adjusted to reflect any stock split, stock dividend, stock combination or similar transaction subsequent to the date hereof) and (ii) the Borrower may pay any such dividend within 60 days of declaration thereof if no Default existed at the date of such declaration.

(b) Neither the Borrower nor any Subsidiary will optionally prepay, redeem, purchase, acquire or make any other principal payment in respect of any Debt, including any refinancing thereof, other than (i) the Loans, (ii) Working Capital Facilities, (iii) intercompany Debt, (iv) Senior Notes maturing prior to the Revolving Credit Termination Date, and (v) notes issued under the Senior Subordinated Indenture, but in the case of such notes, (x) only with Net Cash Proceeds from the issuance of unsecured notes and (y) only if on or prior to the date thereof the notes issued under the Series A Senior Secured Notes Indenture and the Series C Senior Secured Notes Indenture shall have been redeemed in full; provided that the Borrower or a Subsidiary may so optionally prepay, redeem, repurchase, acquire or make a principal payment in respect of any Debt, if immediately after giving effect to such optional prepayment, redemption, repurchase, acquisition or principal payment, the Compliance Test would be satisfied.

Section 5.15. Investments; Business Acquisitions. Neither the Borrower nor any Subsidiary will make or acquire any Investment in any Person or make any Business Acquisition other than:

(a) Investments in the Borrower and its Subsidiaries;

(b) Investments in Borrower Joint Ventures (including any such Investments that would constitute a Business Acquisition) to the extent permitted by Section 5.22;

(c) Temporary Cash Investments;

(d) employee Loans and advances for travel, entertainment, relocation and other ordinary business expenses;

(e) Business Acquisitions (other than Investments in Borrower Joint Ventures) made after the Closing Date, if immediately after the consummation of such Business Acquisition, (i) the aggregate cash consideration for Business Acquisitions permitted by this clause (i) does not exceed $50,000,000 or (ii) the Compliance Test would be satisfied;

(f) Investments consisting of notes and equity securities received as consideration for Asset Sales, to the extent permitted by the last sentence of Section 5.07; and

(g) Investments (other than Investments in Borrower Joint Ventures) made after the Closing Date if, immediately after such Investment is made or acquired (i) the aggregate net book value of all Investments permitted by this clause (i) does not exceed $50,000,000, or (ii) the Compliance Test would be satisfied.

For avoidance of doubt, if the Borrower makes a Business Acquisition with the intention, promptly executed, that the assets so acquired be contributed to a Borrower Joint Venture, such transaction is an Investment permitted by Section 5.15(b), subject to the limitations specified in Section 5.22, and is not to be included in computations of compliance with Section 5.15(e) or (g).

Section 5.16. Transactions with Affiliates. The Borrower will not, and will not permit any Subsidiary to, directly or indirectly, (i) pay any funds to or for the account of any Affiliate, (ii) make any investment in any Affiliate (whether by acquisition of stock or indebtedness, by loan, advance, transfer of property, guarantee or other agreement to pay, purchase or service, directly or indirectly, any Debt, or otherwise), (iii) lease, sell, transfer or otherwise dispose of any assets, tangible or intangible, to any Affiliate, or (iv) participate in, or effect, any transaction with any Affiliate, except on a basis no less favorable to the Company and its Subsidiaries than could be obtained on an arms-length basis; provided that the foregoing provisions of this Section shall not prohibit (i) any Restricted Payment permitted by Section 5.14, (ii) any Subsidiary from declaring or paying any lawful dividend or other payment ratably in respect of all its capital stock of the relevant class, or (iii) the Borrower from issuing shares of its common stock upon conversion of Millennium’s 4.000% Convertible Debentures due 2023. It is understood that the agreements set forth in Schedule 5.17 do not contravene this Section.

Section 5.17. Limitation on Restrictions Affecting Subsidiaries. Neither the Borrower nor any of its Subsidiaries will enter into, or suffer to exist, any agreement with any Person which prohibits or limits the ability of any Subsidiary to (a) pay dividends or make other distributions or pay any Debt owed to the Borrower or any Subsidiary, (b) make loans or advances to the Borrower or any Subsidiary, (c) transfer any of its properties or assets to the Borrower or any Subsidiary, (d) create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, (e) Guarantee any Debt of the Borrower or another Subsidiary or (f) suffer to exist any Lien on capital stock or other equity interests issued by it; provided that the following shall be permitted: (i) the Loan Documents; (ii) the agreements governing (x) the Debt of the Borrower and its Subsidiaries outstanding on the Closing Date or (y) Securitization Transactions entered into by the Borrower and its Subsidiaries prior to the Closing Date, in each case as in effect on the Closing Date (the “Existing Restrictions”) and the agreements governing Debt or Securitization Transactions incurred or entered into after the Closing Date and containing limitations No Less Favorable than the Existing Restrictions; (iii) agreements between a JV Subsidiary and another partner or member of the Borrower Joint Venture of which such JV Subsidiary is a partner or member so long as the limitations imposed thereby are not materially more restrictive than those contained in agreements set forth in Schedule 5.17; (iv) agreements with respect to Debt secured by Liens permitted under Section 5.09(b) through (e) containing restrictions on the ability to transfer or grant Liens on the assets securing such Debt; (v) customary restrictions contained in stock purchase agreements, asset sale agreements limiting the transfer of assets pending the closing of the sale and customary non-assignment provisions in leases and other contracts entered into in the ordinary course of business; (vi) the PBGC Settlement Agreement; (vii) agreements entered into in connection with Debt Incurrences by the Borrower containing limitations No Less Favorable than those contained in the instruments governing the Senior Notes or the Senior Subordinated Notes as in effect on the Closing Date; (viii) restrictions existing on the Closing Date on POSM and any Subsidiary whose only significant assets are partnership interests in POSM; and (ix) customary limitations on the activities of a Special Purpose Subsidiary; and (x) agreements between the Borrower or a non-wholly owned Subject Assets Transferee and the Acquiring Person (or an affiliate thereof) of an interest in such non-wholly owned Subject Assets Transferee so long as the limitations imposed thereby are not materially more restrictive than those contained in the agreements set forth in Schedule 5.17; and provided further that (x) clauses (c) and (d) above shall be inapplicable to any Foreign Subsidiary or other Subsidiary conducting substantially all its operations outside the United States, (y) clauses (c), (d) and (e) shall be inapplicable to any Subject Assets Transferee and (z) from and after the Investment Grade Date, clause (d) shall be inapplicable to the Borrower or any other Subsidiary.

Section 5.18. Further Assurances. (a) The Borrower will, and will cause each other Obligor to, at the Borrower’s sole cost and expense, do, execute, acknowledge and deliver all such further acts, deeds, conveyances, mortgages, assignments, notices of assignment and transfers as the Administrative Agent shall from time to time request, which may be necessary in the reasonable judgment of the Administrative Agent from time to time to assure, perfect, convey, assign and transfer to the Administrative Agent the property and rights conveyed or assigned pursuant to the Collateral Documents.

(b) All costs and expenses in connection with the grant of any security interests under the Collateral Documents, including without limitation reasonable legal fees and other reasonable costs and expenses in connection with the granting, perfecting and maintenance of any security interests under the Collateral Documents or the preparation, execution, delivery, recordation or filing of documents and any other acts as the Administrative Agent may reasonably request in connection with the grant of such security interests shall be paid by the Borrower promptly upon demand.

(c) The Borrower will not, and will not permit any of its Subsidiaries (other than a Foreign Subsidiary) to, enter into or become subject to any agreement which would impair their ability to comply, or which would purport to prohibit them from complying, with the provisions of this Section.

(d) The Borrower will:

(i) cause (A) each Person which becomes a Significant Subsidiary (excluding any Borrower Joint Venture, JV Subsidiary, Foreign Subsidiary, Special Purpose Subsidiary, or Subject Assets Transferee) after the Closing Date, and (B) each Person (whether or not a Significant Subsidiary, but excluding Lyondell General Methanol Company and Lyondell Limited Methanol Company) which grants or is required to grant any security interest pursuant to the Loan Documents, to become a party to the Subsidiary Guarantee as guarantor by executing a supplement thereto in the form contemplated thereby; provided that for so long as they are prohibited from providing such guarantees pursuant to joint venture arrangements with third parties in existence on the Closing Date, the POJV Subsidiaries shall not be required to comply with this clause (i);

(ii) maintain, directly or indirectly through one or more Subsidiaries ownership interests in Equistar not less than those held by it at the date hereof (subject to the admission of additional partners or members, as the case may be, so long as the product of (I) the EBITDA of such Borrower Joint Venture, calculated on a pro forma basis (without credit for anticipated expense reductions or similar synergies) for its then most recent fiscal year for which financial statements are available multiplied by (II) the percentage representing the Borrower’s direct and indirect ownership in such Borrower Joint Venture (the “EBITDA Product”), calculated after giving effect to such admission of any additional partner or member, is not less than the EBITDA Product calculated before giving effect to such admission);

(iii) cause (A) each JV Subsidiary, (B) each Subsidiary or combination of Subsidiaries that acquires all or substantially all of the assets of any Personal Property Pledgor, (C) each Significant Subsidiary and (D) each Subsidiary that directly owns an equity interest in a Significant Subsidiary to become a party to the Security Agreement as grantor by executing a supplement thereto in the form contemplated thereby in order to grant perfected first priority security interests (subject to Permitted Liens) upon its personal property assets to secure its Secured Guarantee (as defined in the Security Agreement) and the Additional Secured Obligations;

(iv) pledge, or cause to be pledged, pursuant to the Pledge Agreement, or the Security Agreement, as the case may be, (A) in the case of the Borrower, all the capital stock or other equity interests of any Subsidiary or Borrower Joint Venture owned directly by the Borrower and (B) in the case of any Subsidiary which is the direct or indirect owner of any equity interest in a JV Subsidiary, all such direct or indirect equity interests owned by it; provided that (w) no Foreign Subsidiary, Borrower Joint Venture, Special Purpose Subsidiary or Subject Assets Transferee shall be subject to the requirements of clause (iv)(B), (x) such pledge shall be limited, in the case of voting stock or other voting equity interests of any Foreign Subsidiary or Foreign Subsidiary Holding Company, to 65% of such voting stock or other voting equity interests, (y) such pledge shall be limited, in the case of pledged equity interests in (m) POSM, (n) PO JV, LP, (o) Technology JV, LP, and (p) (to the extent required by the related joint venture arrangements) any Future Joint Venture, to the right to receive distributions in respect of such equity interests (and proceeds of such right) and (z) none of the POJV Subsidiaries shall be required to pledge additional Collateral for so long as they are prohibited from providing such Collateral pursuant to joint venture arrangements with third parties in existence on the Closing Date;

(v) take, and cause the appropriate Subsidiaries to take, such actions as may be necessary or desirable to effect the steps required by the foregoing paragraphs (i), (ii), (iii) and (iv) as soon as practicable and in any event within 10 Domestic Business Days after the day on which the Borrower is required to deliver financial statements pursuant to Section 5.01(a) and 5.01(b) with respect to the Fiscal Quarter during which the event requiring such steps occurs, including without limitation (x) executing and delivering, or causing the appropriate Subsidiaries to execute and deliver, to the Administrative Agent such number of copies as the Administrative Agent may specify of such supplements and other documents and (y) delivering, or causing such Subsidiaries to deliver, such certificates, evidences of corporate action, legal opinions or other documents as the Administrative Agent may reasonably request, all in form and substance satisfactory to the Administrative Agent, relating to the satisfaction of the Borrower’s obligations under this Section; and

(vi) within 30 days after the Closing Date (or such longer period as may be approved by the Administrative Agent) cause LCR and each of its then existing Subsidiaries to execute and deliver and cause to be duly recorded, such mortgages, deeds of trust and other documents as may be necessary or as the Administrative Agent may reasonably request in order to create and perfect a first priority Lien, subject only to Permitted Liens, securing the obligations secured by the other Collateral Documents on all material real property of such Persons, and to deliver such title insurance certificates and endorsements, opinions of counsel, certificates, evidence of corporate action and other evidence of compliance herewith as the Administrative Agent may reasonably request.

Section 5.19. Restrictions on Borrower Joint Ventures. The Borrower shall use its best efforts, including, without limitation, by voting (through the JV Subsidiaries) its indirect interest in any Borrower Joint Venture at any meetings of the respective governing bodies of such Borrower Joint Venture, to:

(a) maintain without material change the cash distribution policy of Equistar as stated in the Equistar Partnership Agreement as in effect on the Closing Date;

(b) limit the Debt that Equistar creates, incurs, assumes or permits to exist (exclusive of Debt owing to the Borrower or a Subsidiary) to an aggregate outstanding principal amount which, together with all other outstanding Debt of such Borrower Joint Venture, does not exceed $3,100,000,000 plus the amount of any Additional JV Debt;

(c) prevent Equistar from, directly or indirectly, entering into, incurring or permitting to exist any agreement or other arrangement with any Person that prohibits, restricts or imposes any condition upon the ability of such Borrower Joint Venture to pay dividends or other distributions to, or to make or repay loans or advances to, the Borrower or any JV Subsidiary, which restrictions or conditions are materially more restrictive than those contained in agreements to which such Borrower Joint Venture is a party set forth in Schedule 5.17, as in effect on the Closing Date; and

(d) cause one or more JV Subsidiaries to retain the material rights (or the right to reacquire the material rights) of Lyondell LP4 Inc. (formerly Lyondell Petrochemical G.P. Inc.) under the Equistar Partnership Agreement.

Section 5.20. Major Asset Sales. (a) In connection with the consummation of a Major Asset Sale, so long as the conditions set forth in subsection (b) below are satisfied:

(i) the Borrower and its Subsidiaries may transfer all or any portion of the Subject Assets (whether or not part of the Collateral) to a Subject Assets Transferee or to an Acquiring Person;

(ii) the Borrower and its Subsidiaries may create Asset Sale Liens on the Subject Assets;

(iii) any Liens arising under the Collateral Documents on the portion of the Subject Assets transferred to a Subject Assets Transferee or to an Acquiring Person will be released in accordance with the last sentence of Section 9.05(b); and

(iv) any Liens arising under the Collateral Documents on the Subject Assets not released in accordance with paragraph (iii) will be subordinate to any Asset Sale Lien on such Subject Assets.

(b) The provisions of subsection (a) are subject to the following conditions:

(i) after giving effect to such Major Asset Sale, the Compliance Test and, in the case of an LCR Asset Sale, the LCR Compliance Test are met;

(ii) at the time of such Major Asset Sale and after giving effect thereto (on a pro forma basis for purposes of Section 5.11), no Default shall exist;

(iii) the sum of the gross cash proceeds received by the Borrower in respect of such Major Asset Sale plus the value of the interest of the Borrower in the Subject Assets Transferee (if any) after giving effect to such Major Asset Sale is not less than the value (as determined by the Board of Directors of the Borrower) of the portion of the Subject Assets transferred by the Borrower in connection with such Major Asset Sale;

(iv) the Borrower directly or indirectly is the operator of the Subject Assets in which it or a Subject Assets Transferee retains an interest; and

(v) if any Subject Assets are transferred to a Subject Assets Transferee, the Borrower complies with Section 5.18(d)(iii) and (iv) in connection with such Major Asset Sale.

(c) No Subject Assets Transferee shall incur any Debt (other than (i) if such Subject Assets Transferee is a Subsidiary, Debt permitted to be incurred under Section 5.10(g) and (ii) if such Subject Assets Transferee is not a Subsidiary, Debt in an aggregate principal amount not to exceed (x) $50,000,000 less (y) the aggregate outstanding principal amount of Debt of Subsidiaries permitted solely by clause 5.10(g) at such time less (z) the aggregate outstanding principal amount of Debt secured by Liens permitted solely by clause 5.09(j) at such time).

(d) For purposes of this Section 5.20, the following terms have the following respective meanings:

“Acquiring Person” means a Person other than a Subject Assets Transferee which acquires (i) all or a portion of the Subject Assets or (ii) an interest in a Subject Assets Transferee in connection with a Major Asset Sale.

“Asset Sale Lien” means a Lien on the Subject Assets (including as a Lien for this purpose contractual rights with respect to the operation of the Subject Assets) arising in connection with a Major Asset Sale in favor of the Acquiring Person (or an affiliate thereof) which Lien does not secure any Debt.

“Major Asset Sale” means an Asset Sale designated by the Borrower by prior notice to the Administrative Agent as a Major Asset Sale, so long as in connection therewith (i) the conditions specified in subsection (b) are satisfied and (ii) the Borrower receives Net Cash Proceeds in an aggregate amount not less than $1,000,000,000 (which shall be deemed Net Cash Proceeds of such Major Asset Sale for purposes of any prepayment provisions set forth in a Term Loan Supplement). For this purpose (i) a transaction which produces substantially the same economic result as a sale of a partial interest in an asset, as might be achieved, for instance, through contractual arrangements allocating future revenues and costs attributable to the asset, shall be deemed an Asset Sale even though there may be no change in title to the asset or in the ownership of the Person which has title to the asset and (ii) a subsequent related transaction with the same Acquiring Person (or an Affiliate thereof) contemplated by the terms of the initial Major Asset Sale with such Person shall, for purposes of determining the applicability of and compliance with this Section, be deemed a single cumulative transaction.

“Subject Assets” means, with respect to any Major Asset Sale, the assets which are the subject of such Major Asset Sale.

“Subject Assets Transferee” means any Consolidated Subsidiary or Borrower Joint Venture which becomes the owner of the Subject Assets in connection with a Major Asset Sale.

(e) Nothing in this Section limits the ability of the Borrower and its Subsidiaries to sell assets (including Collateral) in compliance with Section 5.07 in transactions which do not constitute Major Asset Sales, and to obtain a release of Collateral pursuant to the last sentence of Section 9.05(b) in connection with any such sale.

Section 5.21. [Reserved]

Section 5.22. Investments In Borrower Joint Ventures. The Borrower will not, and will not permit any Subsidiary to, make any Investment in any Borrower Joint Venture if (i) at the time thereof or immediately after giving effect thereto, a Default would exist or (ii) if the aggregate amount of such Investments made on and after July 1, 2006 would exceed the sum of (A) $100,000,000 plus (B) the aggregate Net Cash Proceeds of Equity Issuances on or after July 1, 2006 (other than any Equity Issuance the Net Cash Proceeds of which have been or will be used to make a prepayment of Debt pursuant to Section 5.14); provided that (i) the Borrower and its Subsidiaries may make Investments in any Borrower Joint Venture during any Fiscal Year or within 45 days after the end of such Fiscal Year in amounts that, together with all other Investments made in such Borrower Joint Venture in respect of such Fiscal Year in reliance on this proviso during such Fiscal Year or within 45 days after the end of such Fiscal Year, do not exceed the amount of dividends or distributions previously paid in respect of such Fiscal Year to the Borrower or any Subsidiary by such Borrower Joint Venture, (ii) the Borrower and its Subsidiaries may make an Investment in any Borrower Joint Venture, if immediately after such Investment is made, the Compliance Test would be satisfied, (iii) the Borrower may issue shares of its common stock upon conversion of Millennium’s 4.000% Convertible Debentures due 2023, and (iv) the LCR Acquisition will not be subject to the restrictions of this Section 5.22 (and amounts of Investments permitted by this proviso shall not be taken into account for purposes of clauses (A) and (B)). For the purposes of calculations under clause (i) of the preceding proviso, Investments made within 45 days after the end of a Fiscal Year shall be deemed made during such preceding Fiscal Year.

ARTICLE 6

DEFAULTS

Section 6.01. Events of Default. If one or more of the following events (“Events of Default”) shall have occurred and be continuing:

(a) the Borrower shall fail (i) to reimburse any drawing under any Letter of Credit when required hereunder or (ii) to pay when due any principal of any Loan;

(b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Domestic Business Days;

(c) the Borrower shall fail to observe or perform any covenant contained in Section 5.01(g) or Section 5.07 through 5.17 or 5.19 through Section 5.22, inclusive;

(d) the Borrower shall fail to observe or perform any covenant or agreement (other than those covered by clause 6.01(a), 6.01(b) or 6.01(c) or above) contained in this Agreement or any other Loan Document or any amendment hereof or thereof for 30 days after the Administrative Agent gives notice thereof to the Borrower at the request of any Lender;

(e) any representation, warranty, certification or statement made by any Obligor in any Loan Document or any amendment thereof or in any certificate delivered pursuant to any Loan Document shall prove to have been incorrect in any material respect when made (or deemed made);

(f) the Borrower and its Subsidiaries shall fail to make one or more payments aggregating more than $50,000,000 in respect of Debt or Derivatives Obligations when due or within any applicable grace period;

(g) any event or condition shall occur which results in the acceleration of the maturity of any Material Debt or enables (or, with the giving of notice or lapse of time or both, would enable) the holder of such Debt or any Person acting on such holder’s behalf to accelerate the maturity thereof; provided that (i) an event or condition which does not presently enable such holder or other Person to accelerate the maturity of such Debt and which is subsequently waived or cured will then no longer constitute an Event of Default hereunder; and (ii) no Event of Default shall arise under this clause 6.01(g) in respect of Debt which is Guaranteed by, but is not otherwise Debt of, the Borrower or any Significant Subsidiary (including for this purpose the Borrower Joint Ventures);

(h) (i) the Borrower or any Significant Subsidiary (including for this purpose the Borrower Joint Ventures, but excluding Millennium and its Subsidiaries so long as such Person is not at the time a “Significant Subsidiary” for purposes of the instruments governing the Senior Notes or the Senior Subordinated Notes), shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or (ii) shall fail generally to pay its debts as they become due, or (iii) shall take any corporate action to authorize any of the foregoing;

(i) an involuntary case or other proceeding shall be commenced against the Borrower or any Significant Subsidiary (including for this purpose the Borrower Joint Ventures, but excluding Millennium and its Subsidiaries so long as such Person is not at the time a “Significant Subsidiary” for purposes of the instruments governing the Senior Notes or the Senior Subordinated Notes), seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against the Borrower or any Significant Subsidiary (including for this purpose the Borrower Joint Ventures, but excluding Millennium and its Subsidiaries so long as such Person is not at the time a “Significant Subsidiary” for purposes of the instruments governing the Senior Notes or the Senior Subordinated Notes), under the federal bankruptcy laws as now or hereafter in effect;

(j) any member of the ERISA Group shall fail to pay when due an amount or amounts which it shall have become liable to pay under Title IV of ERISA; or notice of intent to terminate a Plan shall be filed under Title IV of ERISA by any member of the ERISA Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer, any Plan; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Plan must be terminated; or there shall occur a complete or partial withdrawal from, or a default, within the meaning of Section 4219(c)(5) of ERISA, with respect to, one or more Multiemployer Plans which could cause one or more members of the ERISA Group to incur a current payment obligation, if any of the foregoing could reasonably be expected to have a Material Adverse Effect (it being understood that the fact of the Borrower becoming a party to the PBGC Settlement Agreement is not, in itself, expected to have a Material Adverse Effect);

(k) judgments or orders for the payment of money exceeding $50,000,000 in aggregate amount (exclusive of amounts covered by insurance as to which the carrier has not contested coverage) shall be rendered against the Borrower or any Subsidiary (including for this purpose the Borrower Joint Ventures, but excluding Millennium and its Subsidiaries so long as such Person is not at the time a “Significant

Subsidiary” for purposes of the instruments governing the Senior Notes or the Senior Subordinated Notes) and such judgments or orders shall continue undischarged, unsatisfied and unstayed for a period of 30 days; or enforcement remedies in respect of any such judgments or orders shall be commenced;

(l) a Change of Control of the Borrower shall have occurred;

(m) (i) any Lien created by any of the Collateral Documents shall at any time fail to constitute a valid and (to the extent required by the Collateral Documents) perfected Lien on all the Collateral purported to be subject thereto, securing the obligations purported to be secured thereby, with the priority required by the Loan Documents, or (ii) any Obligor shall so assert in writing; provided that if a failure of the sort described in clause 6.01(m) is susceptible of cure, no Event of Default shall arise under this clause 6.01(m) with respect thereto until 30 days after notice of such failure shall have been given to the Borrower by the Administrative Agent;

(n) the Guarantee pursuant to the Subsidiary Guarantee of any Significant Subsidiary or any other material Subsidiary Guarantor, shall cease for any reason (other than pursuant to a transaction permitted hereunder) to be in full force and effect, or any Obligor shall so assert in writing;

then, and in every such event, the Administrative Agent shall:

(i) if requested by Lenders having more than 50% in aggregate amount of the Commitments, by notice to the Borrower terminate the Commitments and they shall thereupon terminate; and

(ii) if requested by Lenders holding more than 50% in aggregate outstanding principal amount of the Loans, by notice to the Borrower declare all, or a pro rata portion of all, principal of the Loans (together in each case with accrued interest thereon) to be, and such principal of the Loans (together with accrued interest thereon) shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower;

provided that, if any Event of Default specified in clause 6.01(h)(i) or 6.01(i) occurs with respect to the Borrower, then without any notice to the Borrower or any other act by the Administrative Agent or the Lenders, the Commitments shall thereupon terminate and the entire principal amount of the Loans (together with accrued interest thereon) shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

Section 6.02. Notice of Default. The Administrative Agent shall give notice to the Borrower under Section 6.01(d) or 6.01(m) promptly upon being requested to do so by any Lender and shall thereupon notify all the Lenders thereof.

Section 6.03. Cash Cover. The Borrower agrees, in addition to the provisions of Section 6.01 hereof, that upon the occurrence and during the continuance of any Event of Default, it shall, if requested by the Administrative Agent upon the instruction of Lenders having more than 50% of the Letter of Credit Liabilities, pay to the Administrative Agent an amount in immediately available funds (which funds shall be held as collateral pursuant to arrangements satisfactory to the Administrative Agent) equal to the aggregate amount available for drawing under all Letters of Credit then outstanding at such time; provided that, upon the occurrence of any Event of Default specified in Section 6.01(h)(i) or 6.01(i) with respect to the Borrower, the Borrower shall pay such amount forthwith without any notice or demand or any other act by the Administrative Agent or the Lenders.

ARTICLE 7

THE ADMINISTRATIVE AGENT

Section 7.01. Appointment and Authorization. Each Lender irrevocably appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Loan Documents as are delegated to the Administrative Agent by the terms hereof or thereof, together with all such powers as are reasonably incidental thereto.

Section 7.02. Administrative Agent and Affiliates. The financial institution serving as Administrative Agent shall have the same rights and powers under the Loan Documents as any other Lender and may exercise or refrain from exercising the same as though it were not the Administrative Agent, and such financial institution and its affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or affiliate of the Borrower as if it were not the Administrative Agent.

Section 7.03. Action by the Administrative Agent. The obligations of the Administrative Agent hereunder are only those expressly set forth herein. Without limiting the generality of the foregoing, the Administrative Agent shall not be required to take any action with respect to any Default, except, as expressly provided in Article 6.

Section 7.04. Consultation with Experts. The Administrative Agent may consult with legal counsel (who may be counsel for any Obligor), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

Section 7.05. Liability of Administrative Agent. None of the Administrative Agent, its affiliates, and the directors, officers, agents and employees of the Administrative Agent and its affiliates shall be liable for any action taken or not taken by it in connection herewith (i) with the consent or at the request of the Required Lenders (or such different number of Lenders as any provision hereof expressly requires for such consent or request) or (ii) in the absence of its own gross negligence or willful misconduct. None of the Administrative Agent, its affiliates, and the directors, officers, agents and employees of the Administrative Agent and its affiliates shall be responsible for or have any duty to ascertain, inquire into or verify (i) any statement, warranty or representation made in connection with this Agreement or any borrowing or issuance of a Letter of Credit hereunder; (ii) the performance or observance of any of the covenants or agreements of the Borrower; (iii) the satisfaction of any condition specified in Article 3, except receipt of items required to be delivered to the Administrative Agent; (iv) the validity, effectiveness or genuineness of any Loan Document or any other instrument or writing furnished in connection herewith or (v) the existence, validity or sufficiency of any Collateral. The Administrative Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, statement or other writing (which may be a bank wire, telex, facsimile or similar writing) believed by it to be genuine or to be signed by the proper party or parties. Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom and is intended to create or reflect only an administrative relationship between independent contracting parties.

Section 7.06. Indemnification. The Lenders shall, ratably in proportion to their Commitments, indemnify the Administrative Agent, its affiliates and the directors, officers, agents and employees of the Administrative Agent and its affiliates (to the extent not reimbursed by the Borrower) against any cost, expense (including counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from such indemnitees’ gross negligence or willful misconduct) that such indemnitees may suffer or incur in connection with this Agreement or any action taken or omitted by such indemnitees hereunder.

Section 7.07. Credit Decision. Each Lender acknowledges that it has, independently and without reliance on the Arranger, the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance on the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under this Agreement.

Section 7.08. Successor Administrative Agents. The Administrative Agent may resign at any time by giving notice thereof to the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor for such resigning Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent gives notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a commercial bank organized or licensed under the laws of the United States or of any State thereof and having a combined capital and surplus of at least $100,000,000. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. After any Administrative Agent’s resignation hereunder, the provisions of this Article shall inure to its benefit as to actions taken or omitted to be taken by it while it was an Administrative Agent.

Section 7.09. Administrative Agent’s Fees. The Borrower shall pay to the Administrative Agent for its own account fees in the amounts and at the times previously agreed upon in writing by the Borrower and the Administrative Agent.

Section 7.10. Arranger. The Arranger shall not have any responsibility, obligation or liability whatsoever under the Loan Documents in such capacity.

ARTICLE 8

CHANGE IN CIRCUMSTANCES

Section 8.01. Basis for Determining Interest Rate Inadequate or Unfair. If on or before the first day of any Interest Period for any Euro-Dollar Loans of any Class:

(a) the Administrative Agent is advised by the Reference Lenders that deposits in dollars in the applicable amounts are not being offered to the Reference Lenders in the London interbank market for such Interest Period, or

(b) Lenders having at least 50% in aggregate amount of the Commitments of such Class (or, in the case of Term Lenders, holding at least 50% of the aggregate outstanding principal amount of the affected Class of Term Loans) advise the Administrative Agent that the London Interbank Offered Rate as determined by the Administrative Agent will not adequately and fairly reflect the cost to such Lenders of funding their Euro-Dollar Loans for such Interest Period, the Administrative Agent shall forthwith give notice thereof to the Borrower and the Lenders, whereupon until the Administrative Agent notifies the Borrower that the circumstances giving rise to such suspension no longer exist, (i) the obligations of the Lenders to make Euro-Dollar Loans or to continue or convert outstanding Loans as or into Euro-Dollar Loans, as the case may be, shall be suspended and (ii) each outstanding Euro-Dollar Loan of the affected Class shall be converted into a Base Rate Loan on the last day of the then current Interest Period applicable thereto. Unless the Borrower notifies the Administrative Agent at least one Domestic Business Day before the date of any affected Borrowing for which a Notice of Borrowing has previously been given that it elects not to borrow on such date, such Borrowing shall instead be made as a Base Rate Borrowing.

Section 8.02. Illegality. If, after the date hereof, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency (including without limitation the National Association of Insurance Commissioners (the “NAIC”)) charged with the interpretation or administration thereof, or compliance by any Lender (or its Euro-Dollar Lending Office) with any request or directive made or issued after the date hereof (whether or not having the force of law) of any such authority, central bank or comparable agency, shall make it unlawful or impossible for any Lender (or its Euro-Dollar Lending Office) to make, maintain or fund its Euro-Dollar Loans and such Lender shall so notify the Administrative Agent, the Administrative Agent shall forthwith give notice thereof to the other Lenders and the Borrower, whereupon until such Lender notifies the Borrower and the Administrative Agent that the circumstances giving rise to such suspension no longer exist, the obligation of such Lender to make Euro-Dollar Loans, or to convert outstanding Loans into Euro-Dollar Loans or continue outstanding Loans as Euro-Dollar Loans, shall be suspended. Before giving any notice to the Administrative Agent pursuant to this Section, such Lender shall designate a different Euro-Dollar Lending Office if such designation will avoid the need for giving such notice and will not, in the judgment of such Lender, be otherwise disadvantageous to such Lender. If such notice is given, each Euro-Dollar Loan of such Lender then outstanding shall be converted to a Base Rate Loan either (i) on the last day of the then current Interest Period applicable to such Euro-Dollar Loan if such Lender may lawfully continue to maintain and fund such Loan as a Euro-Dollar Loan to such day or (ii) immediately if such Lender shall determine that it may not lawfully continue to maintain and fund such Loan as a Euro-Dollar Loan to such day. Interest and principal on any such Base Rate Loan shall be payable on the same dates as, and on a pro rata basis with, the interest and principal payable on the related Euro-Dollar Loans of the other Lenders.

Section 8.03. Increased Cost and Reduced Return. (a) If after the date hereof, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency (including without limitation the NAIC) charged with the interpretation or administration thereof, or compliance by any Lender (or its Applicable Lending Office) with any request or directive made or issued after the date hereof (whether or not having the force of law) of any such authority, central bank or comparable agency, shall impose, modify or deem applicable any reserve (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding any such requirement with respect to which such Lender is entitled to compensation during the relevant Interest Period under Section 2.15), special deposit, insurance assessment or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (or its Applicable Lending Office) or shall impose on any Lender (or its Applicable Lending Office) or on the London interbank market any other condition affecting its Fixed Rate Loans, its Notes or its obligation to make Fixed Rate Loans or its obligations hereunder in respect of Letters of Credit and the result of any of the foregoing is to increase the cost to such Lender (or its Applicable Lending Office) of making or maintaining any Fixed Rate Loan, or of issuing or participating in any Letter of Credit, or to reduce the amount of any sum received or receivable by such Lender (or its Applicable Lending Office) under this Agreement or under its Note with respect thereto, by an amount deemed by such Lender to be material, then, within 15 days after demand by such Lender (with a copy to the Administrative Agent), the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction.

(b) If any Lender shall have determined that, after the date hereof, the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change in any such law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency (including without limitation the NAIC), which adoption, change, request or directive was effected after the date hereof, has or would have the effect of reducing the rate of return on capital of such Lender (or its Parent) as a consequence of such Lender’s obligations hereunder to a level below that which such Lender (or its Parent) could have achieved but for such adoption, change, request or directive (taking into consideration its policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, within 15 days after demand by such Lender (with a copy to the Administrative Agent), the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender (or its Parent) for such reduction.

(c) Each Lender will promptly notify the Borrower and the Administrative Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Lender to compensation pursuant to this Section and will designate a different Applicable Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Lender, be otherwise disadvantageous to it. A certificate of any Lender claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, such Lender may use any reasonable averaging and attribution methods.

Section 8.04. Taxes. (a) For the purposes of this Section, the following terms have the following meanings:

“Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings with respect to any payment by the Borrower pursuant to this Agreement or under any Note, and all liabilities with respect thereto, excluding (the “Excluded Taxes”) (i) in the case of each Lender Party, taxes imposed on its net income, and franchise, capital or similar taxes (including branch profits taxes) imposed on it, by a jurisdiction under the laws of which (or of a political subdivision of which) it is organized or in which its principal executive office is located or in which its Applicable Lending Office is located and (ii) in the case of each Lender, any United States withholding tax imposed on such payment, but not excluding any portion of such tax that exceeds the United States withholding tax which would have been imposed on such a payment to such Lender under the laws and treaties in effect when such Lender first becomes a party to this Agreement if that Lender is in compliance with its obligations under Section 8.04(d).

“Other Taxes” means any present or future stamp or documentary taxes and any other excise or property taxes, or similar charges or levies, which arise from any payment made pursuant to this Agreement or under any Note or from the execution, delivery, registration or enforcement of, or otherwise with respect to, any Loan Document other than Taxes and Excluded Taxes.

(b) All payments by the Borrower to or for the account of any Lender Party hereunder or under any Note shall be made without deduction for any Taxes or Other Taxes; provided that, if the Borrower shall be required by law to deduct any Taxes or Other Taxes from any such payment, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) such Lender Party receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law and (iv) the Borrower shall promptly furnish to the Administrative Agent, at its address specified in or pursuant to Section 9.01, the original or a certified copy of a receipt evidencing payment thereof.

(c) The Borrower agrees to indemnify each Lender Party for the full amount of Taxes and Other Taxes (including, without limitation, any Taxes or Other Taxes imposed or asserted (whether or not correctly) by any jurisdiction on amounts payable under this Section) paid by such Lender Party and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be paid within 15 days after such Lender Party makes demand therefor.

(d) Each Lender Party organized under the laws of a jurisdiction outside the United States, (i) before it signs and delivers this Agreement in the case of each Lender Party listed on the signature pages hereof and before it becomes a Lender Party in the case of each other Lender Party, (ii) before it changes the country where its Applicable Lending Office is located, (iii) from time to time thereafter if requested in writing by the Borrower (but only so long as such Lender Party remains lawfully able to do so), and (iv) at the time or times prescribed by applicable law, shall provide each of the Borrower and the Administrative Agent with (x) Internal Revenue Service form W-8 ECI or W-8 BEN, as appropriate, or any successor form prescribed by the Internal Revenue Service, certifying that such Lender Party is entitled to benefits under an income tax treaty to which the United States is a party which exempts such Lender Party from United States withholding tax or reduces the rate of withholding tax on payments of interest for the account of such Lender Party or certifying that the income receivable by it pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States or (y) solely if such Lender is claiming exemption from United States withholding tax under Section 871(h) or 881(c) of the Internal Revenue Code with respect to payments of “portfolio interest”, a Form W-8, or any successor form prescribed by the Internal Revenue Service, and a certificate representing that such Lender is not a bank for purposes of Section 881(c) of the Internal Revenue Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code) of the Borrower and is not a controlled foreign corporation related to the Borrower (within the meaning of Section 864(d)(4) of the Internal Revenue Code).

(e) For any period with respect to which a Lender Party has failed to provide the Borrower or the Administrative Agent with the appropriate form referred to in Section 8.04(d) (unless such failure is due to a change in treaty, law or regulation occurring after the date on which such form originally was required to be provided), such Lender Party shall not be entitled to indemnification under Section 8.04(b) or 8.04(c) with respect to Taxes imposed by the United States; provided that if a Lender Party, that is otherwise exempt from or subject to a reduced rate of withholding tax, becomes subject to Taxes because of its failure to deliver a form required hereunder, the Borrower shall take such steps as such Lender Party shall reasonably request to assist such Lender Party to recover such Taxes.

(f) If the Borrower is required to pay additional amounts to or for the account of any Lender pursuant to this Section as a result of a change in law or treaty occurring after such Lender first became a party to this Agreement, then such Lender will, at the Borrower’s request, change the jurisdiction of its Applicable Lending Office if, in the judgment of such Lender, such change (i) will eliminate or reduce any such additional payment which may thereafter accrue and (ii) is not otherwise disadvantageous to such Lender.

Section 8.05. Base Rate Loans Substituted for Affected Euro-Dollar Loans. If (i) the obligation of any Lender to make, or to continue or convert outstanding Loans as or to, Euro-Dollar Loans has been suspended pursuant to Section 8.02 or (ii) any Lender has demanded compensation under Section 8.03 or 8.04 with respect to its Euro-Dollar Loans, and in any such case the Borrower shall, by at least five Euro-Dollar Business Days’ prior notice to such Lender through the Administrative Agent, have elected that the provisions of this Section shall apply to such Lender, then, unless and until such Lender notifies the Borrower that the circumstances giving rise to such suspension or demand for compensation no longer exist, all Loans which would otherwise be made by such Lender as (or continued as or converted to) Euro-Dollar Loans shall instead be Base Rate Loans on which interest and principal shall be payable contemporaneously with the related Euro-Dollar Loans of the other Lenders. If such Lender notifies the Borrower that the circumstances giving rise to such suspension or demand for compensation no longer exist, the principal amount of each such Base Rate Loan shall be converted into a Euro-Dollar Loan on the first day of the next succeeding Interest Period applicable to the related Euro-Dollar Loans of the other Lenders.

Section 8.06. Substitution of Bank. If (i) the obligation of any Lender to make or to convert or continue outstanding Loans as or into Euro-Dollar Loans has been suspended pursuant to Section 8.02, (ii) any Lender has demanded compensation under Section 8.03 or 8.04 or (iii) any Lender fails to execute and deliver any consent, amendment or waiver to this Agreement requested by the Borrower by the date specified by the Borrower (or gives the Borrower written notice prior to such date of its intention not to do so), the Borrower shall have the right to designate a substitute bank or banks (which may be one or more of the Lenders) reasonably mutually satisfactory to the Borrower and the Administrative

Agent (and, in the case of a Revolving Lender, the Issuing Banks) to purchase for cash, pursuant to an Assignment and Assumption Agreement in substantially the form of Exhibit D hereto, the outstanding Loans and Letter of Credit Liabilities of such Lender and assume the Commitment(s) of such Lender, without recourse to or warranty by, or expense to, such Lender, for a purchase price equal to the principal amount of all of such Lender’s outstanding Loans and Reimbursement Obligations plus any accrued but unpaid interest thereon and the accrued but unpaid fees for the account of such Lender hereunder plus such amount, if any, as would be payable pursuant to Section 2.11 if the outstanding Loans of such Lender were prepaid in their entirety on the date of consummation of such assignment.

ARTICLE 9

MISCELLANEOUS

Section 9.01. Notices. (a) All notices, requests and other communications to any party hereunder shall be in writing (including facsimile or similar writing) and shall be given to such party: (i) in the case of the Borrower or the Administrative Agent, at its address or facsimile number set forth on the signature pages hereof, (ii) in the case of any Lender, at its address or facsimile number set forth in its Administrative Questionnaire or (iii) in the case of any party, at such other address or facsimile number as such party may hereafter specify for the purpose by notice to the Administrative Agent and the Borrower. Each such notice, request or other communication shall be effective if given by facsimile, when transmitted to the facsimile number referred to in this Section and confirmation of receipt is received, or if given by any other means, when delivered at the address referred to in this Section; provided that notices to the Administrative Agent under Article 2 or Article 8 shall not be effective until received.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c) Notices by the Borrower pursuant to Article 2 shall be irrevocable; provided that, if a notice of optional or mandatory prepayment or termination or reduction of Commitments pursuant to Section 2.04, 2.08 or 2.09 is expressed to be contingent upon the consummation of an event or transaction, such notice may be revoked by the Borrower, or the effective date thereof may be postponed by a period of up to 30 days, in the event such event or transaction is delayed or cancelled; provided further that in any such event (i) the Borrower shall give the applicable Lenders through the Administrative Agent not less than three Euro-Dollar Business Days’ notice of the ultimate effective date of any such notice and (ii) any such revocation or postponement of the effective date of a notice shall be subject to the rights of the Lenders under Section 2.11.

Section 9.02. No Waivers. No failure or delay by any Lender Party exercising any right, power or privilege hereunder or under any Note shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 9.03. Expenses; Indemnification. (a) The Borrower shall pay (i) all reasonable out-of-pocket expenses of the Administrative Agent, including reasonable fees and disbursements of special counsel for the Administrative Agent, in connection with the preparation of the Loan Documents, any waiver or consent thereunder or any amendment thereof or any Default thereunder and (ii) if an Event of Default occurs, all out-of-pocket expenses incurred by each Lender Party, including the fees and disbursements of counsel, in connection with such Event of Default and collection, bankruptcy, insolvency and other enforcement proceedings resulting therefrom.

(b) The Borrower agrees to indemnify each Lender Party, their respective affiliates and the respective directors, officers, agents and employees of the foregoing (each an “Indemnitee”) and hold each Indemnitee harmless from and against any and all liabilities, losses, damages, costs and expenses of any kind (including without limitation reasonable expenses of investigation by engineers, environmental consultants and similar technical personnel), including, without limitation, the reasonable fees and disbursements of counsel, which may be incurred by such Indemnitee in connection with any investigative, administrative or judicial proceeding (whether or not such Indemnitee shall be designated a party thereto) brought or threatened relating to or arising out of any Loan Document or any actual or proposed use of any Commitments or any proceeds of Loans hereunder; provided that no Indemnitee shall have the right to be indemnified hereunder for (i) such Indemnitee’s own gross negligence or willful misconduct or (ii) liabilities, losses, damages, costs and expenses arising out of a proceeding in which such Indemnitee and the Borrower are adverse parties and in which the Borrower prevails on the merits, in each case as determined by a court of competent jurisdiction.

Section 9.04. Set-Offs. (a) If (i) an Event of Default has occurred and is continuing and Lenders holding more than 50% in aggregate unpaid principal amount of the Loans have requested the Administrative Agent to declare the

Loans to be immediately due and payable pursuant to Section 6.01, or (ii) the Loans have become immediately due and payable without notice as provided in Section 6.01, then each Lender is hereby authorized by the Borrower at any time and from time to time, to the extent permitted by applicable law, without notice to the Borrower (any such notice being expressly waived by the Borrower), to set off and apply all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the account of the Borrower against any obligations of the Borrower to such Lender now or hereafter existing under this Agreement, regardless of whether any such deposit or other obligation is then due and payable or is in the same currency or is booked or otherwise payable at the same office as the obligation against which it is set off and regardless of whether such Lender shall have made any demand for payment under this Agreement. Each Lender agrees promptly to notify the Borrower after any such set-off and application made by such Lender; provided that any failure to give such notice shall not affect the validity of such setoff and application. The rights of the Lenders under this subsection are in addition to any other rights and remedies which the Lenders may have.

(b) Each Lender agrees that if it shall, by exercising any right of set-off or counterclaim or otherwise, receive payment of a proportion of the aggregate amount of principal and interest then due with respect to the Loans and Letter of Credit Liabilities held by it which is greater than the proportion received by any other Lender in respect of the aggregate amount of principal and interest then due with respect to the Loans and Letter of Credit Liabilities held by such other Lender, the Lender receiving such proportionately greater payment shall purchase such participations in the Loans held by the other Lenders, and such other adjustments shall be made, as may be required so that all such payments of principal and interest with respect to the Loans and Letter of Credit Liabilities held by the Lenders shall be shared by the Lenders pro rata; provided that nothing in this Section shall impair the right of any Lender to exercise any right of set-off or counterclaim it may have and to apply the amount subject to such exercise to the payment of indebtedness of the Borrower other than its indebtedness in respect of the Loans; and provided further that this Section shall not require sharing by the Swing Loan Lender of amounts received in respect of Swing Loans pursuant to Section 2.17.

Section 9.05. Amendments and Waivers. (a) Any provision of this Agreement or the Notes may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Borrower and the Required Lenders (and, if the rights or duties of the Administrative Agent, any Issuing Bank or the Swing Loan Lender (in such capacities) are affected thereby, by it); provided that no such amendment or waiver shall:

(i) unless signed by each Lender affected thereby, (A) increase the Commitment of any Lender, (B) reduce the principal of or rate of interest on any Loan or the amount to be reimbursed in respect of any

Letter of Credit or any interest thereon or any fees with respect thereto, or (C) postpone the Maturity Date for any Loan or the date fixed for any scheduled payment of any principal of or interest on any Loan or for reimbursement in respect of any Letter of Credit or any interest thereon or fees with respect thereto or any fees payable with respect to the Revolving Commitments or for the termination of any Revolving Commitment, or (D) postpone the expiry date of any Letter of Credit to a date that is later than the Revolving Credit Termination Date,

(ii) unless signed by all the Lenders, change the percentage set forth in the definition of Required Lenders or this Section 9.05; or

(iii) unless signed by Revolving Lenders holding, in the aggregate, Revolving Credit Percentages of greater than 50%, waive any condition to any Borrowing of Revolving Loan or issuance of Letter of Credit.

(b) Any provision of the Collateral Documents or the Subsidiary Guarantee may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by each Obligor party thereto and the Administrative Agent with the consent of the Required Lenders; provided that no such amendment or waiver shall, unless signed by all the Lenders, effect or permit a release of all or substantially all of the Collateral, release all or substantially all of the value of the Subsidiary Guarantee or permit termination of the Subsidiary Guarantee as to all or substantially all of the Subsidiary Guarantors. Notwithstanding the foregoing, (i) the Subsidiary Guarantee shall be terminated as to one or more Subsidiary Guarantors and Collateral (but not the proceeds thereof) shall be released from the Lien of the Collateral Documents from time to time as necessary to effect any sale of assets, including the sale of a Subsidiary Guarantor, permitted by the Loan Documents, (ii) the Subsidiary Guarantee shall be terminated as to any Subsidiary Guarantor which shall have become a Subsidiary Guarantor solely by reason of Section 5.18(d)(i)(B) at such time as such Subsidiary Guarantor shall have disposed of, pursuant to a transaction permitted under the Loan Documents, all Collateral the ownership of which caused it to become a Subsidiary Guarantor and (iii) the Administrative Agent shall execute and deliver all release documents reasonably requested to evidence such release.

(c) Each Lender party hereto consents to the execution and delivery by the Administrative Agent of such amendments to the Collateral Documents as shall be necessary or desirable in order to permit any Senior Notes to be secured by the Collateral as contemplated by Section 5.09(g).

Section 9.06. Successors; Participations and Assignments. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Borrower may not assign or otherwise transfer any of its rights under this Agreement without the prior written consent of all the Lender Parties.

(b) Any Lender may at any time grant to one or more banks, institutions or other entities that regularly make, purchase or invest in bank loans (each a “Participant”) participating interests in its Commitments or any or all of its Loans and Letter of Credit Liabilities. If a Lender grants any such participating interest to a Participant, whether or not upon notice to the Borrower and the Administrative Agent, such Lender shall remain responsible for the performance of its obligations hereunder, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which any Lender may grant such a participating interest shall provide that such Lender shall retain the sole right and responsibility to enforce the obligations of the Borrower hereunder including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement; provided that such participation agreement may provide that such Lender will not agree to any modification, amendment or waiver of this Agreement described in clauses (A) through (C) of Section 9.05(a)(i) without the consent of the Participant. The Borrower agrees that, subject to Section 9.06(e), each Participant shall, to the extent provided in its participation agreement, be entitled to the benefits of Section 2.15 and Article 8 with respect to its participating interest. An assignment or other transfer which is not permitted by Section 9.06(c) below shall be given effect for purposes of this Agreement only to the extent of a participating interest granted in accordance with this subsection.

(c) Any Lender may at any time assign to one or more banks, other institutions or other entities that regularly make, purchase or invest in bank loans (each an “Assignee”) all, or a proportionate part of all, of its Commitment of any Class or its Loans and Letter of Credit Liabilities of any Class and such Assignee shall assume such rights and obligations, pursuant to an Assignment and Assumption Agreement substantially in the form of Exhibit D hereto signed by such Assignee and such transferor Lender, with (and subject to) the subscribed consent of the Borrower (which shall not be unreasonably withheld or unreasonably delayed) and the Administrative Agent (and, in the case of a Revolving Commitment, the Issuing Banks); provided that (i) after giving effect to any proposed assignment, unless each of the Borrower and the Administrative Agent otherwise consent, (A) the Credit Exposure of a transferor Lender (or in the case of a transferor Lender that is a fund, the aggregate Credit Exposure of such Lender and its Related Funds) shall be equal to $0 or at least $5,000,000 if the transferor is a Revolving Lender, and (B) the amount of the Credit Exposure of a transferor Lender subject to such assignment shall be at least equal to (x) $5,000,000 if the Assignee is a Revolving Lender or (y) $1,000,000 if the Assignee is a Term Lender, unless in either case the proposed Assignee is an affiliate of such transferor Lender, an Approved Fund or was a Lender immediately before such assignment, (ii) if an Event of Default shall have occurred and be continuing, no such consent of the Borrower shall be required and (iii) no consent of the Borrower or the Administrative Agent shall be required for an assignment of any Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund. When such instrument has been signed and delivered by the parties thereto and recorded as provided in Section 2.14, and such Assignee has paid to such transferor Lender the purchase price agreed between them, such Assignee shall be a Lender party to this Agreement and shall have all the rights and obligations of a Lender with a Commitment and/or Loans as set forth in such instrument of assumption, and the transferor Lender shall be released from its obligations hereunder to a corresponding extent, and no further consent or action by any party shall be required. Upon the consummation of any assignment pursuant to this subsection, the transferor Lender, the Administrative Agent and the Borrower shall make appropriate arrangements so that, if required, a new Note is issued to the Assignee. In connection with any such assignment (other than an assignment to which the Administrative Agent or any affiliate of the Administrative Agent is a party), the transferor Lender shall pay to the Administrative Agent an administrative fee for processing such assignment in the amount of $3,500. If the Assignee is not incorporated under the laws of the United States or a State thereof, it shall deliver to the Borrower and the Administrative Agent certification as to exemption from deduction or withholding of taxes in accordance with Section 8.04(d). The Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower, its Subsidiaries and Affiliates or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e) No Assignee, Participant or other transferee of any Lender’s rights shall be entitled to receive any greater payment under Section 8.03 or 8.04 than such Lender would have been entitled to receive with respect to the rights transferred, unless such transfer is made with the Borrower’s prior written consent or by reason of the provisions of Section 8.02, 8.03 or 8.04 requiring such Lender to designate a different Applicable Lending Office under certain circumstances.

Section 9.07. Designated Lenders. (a) Subject to the provisions of this Section 9.07(a), any Lender may from time to time elect to designate an Eligible Designee to provide all or a portion of the Loans to be made by such Lender pursuant to this Agreement; provided that such designation shall not be effective unless the Borrower and the Administrative Agent consent thereto. When a Lender and its Eligible Designee shall have signed a designation agreement substantially in the form of Exhibit E hereto and the Borrower and the Administrative Agent shall have signed their respective consents thereto, such Eligible Designee shall become a Designated Lender for purposes of this Agreement. The Designating Lender shall thereafter have the right to permit such Designated Lender to provide all or a portion of the loans to be made by such Designating Lender pursuant to Section 2.01 and the making of such Loans or portions thereof shall satisfy the obligation of the Designating Lender to the same extent, and as if, such Loans or portion thereof were made by the Designating Lender. As to any Loans or portion thereof made by it, each Designated Lender shall have all the rights that a Lender making such Loans or portion thereof would have had under this Agreement and otherwise; provided that (x) its voting rights under this Agreement shall be exercised solely by its Designating Lender and (y) its Designating Lender shall remain solely responsible to the other parties hereto for the performance of its obligations under this Agreement, including its obligations in respect of the Loans or portion thereof made by it. No additional Note shall be required to evidence Loans or portions thereof made by a Designated Lender; and the Designating Lender shall be deemed to hold its Note as agent for its Designated Lender to the extent of the Loans or portion thereof funded by such Designated Lender. Each Designating Lender shall act as Administrative Agent for its Designated Lender and give and receive notices and other communications on its behalf. Any payments for the account of any Designated Lender shall be paid to its Designating Lender as Administrative Agent for such Designated Lender and neither the Borrower nor the Administrative Agent shall be responsible for any Designating Lender’s application of such payments. In addition, any Designated Lender may (i) with notice to, but without the prior written consent of, the Borrower or the Administrative Agent, assign all or portions of its interest in any Loans to its Designating Lender or to any financial institutions consented to by the Borrower and the Administrative Agent providing liquidity and/or credit facilities to or for the account of such Designated Lender to support the funding of Loans or portions thereof made by such Designated Lender and (ii) disclose on a confidential basis any non-public information relating to its Loans or portions thereof to any rating agency, commercial paper dealer or provider of any guarantee, surety, credit or liquidity enhancement to such Designated Lender.

(b) Each party to this Agreement agrees that it will not institute against, or join any other Person in instituting against, any Designated Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding or other proceeding under any federal or state bankruptcy or similar law, for one year and a day after all outstanding senior indebtedness of such Designated Lender is paid in full. The Designating Lender for each Designated Lender agrees to indemnify, save, and hold harmless each other party hereto for any loss, cost, damage and expense arising out of its inability to institute any such proceeding against such Designated Lender. This Section 9.07(b) shall survive the termination of this Agreement.

Section 9.08. No Reliance on Margin Stock. Each of the Lenders represents to the Administrative Agent and each of the other Lenders that it in good faith is not relying upon any Margin Stock as collateral in the extension or maintenance of the credit provided for in this Agreement.

Section 9.09. Governing Law; Submission to Jurisdiction. This Agreement and each Note shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York. To the extent permitted by applicable law, the Borrower hereby submits to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State court sitting in New York City for purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby. The Borrower irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

Section 9.10. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective on the date that the Administrative Agent shall have received counterparts hereof signed by each of the parties hereto (or, in the case of any party as to which an executed counterpart shall not have been received, receipt by the Administrative Agent in the form satisfactory to it of facsimile or other written confirmation from such party of execution of a counterpart hereof by such party).

Section 9.11. WAIVER OF JURY TRIAL. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.12. ERISA Matters. (a) Representations and Warranties. Each Lender, solely with respect to itself, severally represents and warrants that one or more of the following is true with respect to all of the funds used to make or purchase any interest in any Loan or Letter of Credit Liability (or one or more of the following is true with respect to each portion of the funds used to make or purchase such interest in such Loan or Letter of Credit Liability if such funds are from more than one source):

(i) no part of the funds to be used by it constitutes under the Internal Revenue Code or ERISA the assets of any ERISA Plan; or

(ii) (A) the funds to be used by it constitute, under the Internal Revenue Code or ERISA, the assets of an insurance company pooled separate account, as such term is used in Prohibited Transaction Class Exemption 90-1 issued by the U.S. Department of Labor, or a “collective investment fund,” as defined in Section IV of Prohibited Transaction Class Exemption 91-38 issued by the U.S. Department of Labor, in which an ERISA Plan has an interest, and (B) such Loan or Letter of Credit Liability or interest therein is, and the subsequent holding of the Note or any agreement related thereto shall at all times thereafter be, entitled to full relief under Prohibited Transaction Class Exemption 90-1 or 91-38, as applicable; or

(iii) (A) the funds to be used by it for any Loan or Letter of Credit Liability or interest therein which constitutes, under the Internal Revenue Code or ERISA, the assets of any ERISA Plan are invested in an investment fund which is managed by a “Qualified Professional Asset Manager” as such term is defined in Prohibited Transaction Class Exemption 84-14 issued by the U.S. Department of Labor, and (B) such Loan or Letter of Credit Liability or interest therein is and the subsequent holding of the Note or any agreement related thereto shall at all times thereafter be, exempt under Prohibited Transaction Class Exemption 84-14 to the fullest extent provided therein;

(iv) the assets to be used by it constitute the assets of an investment company registered under the Investment Company Act of 1940; or

(v) the Lender is an “insurance company” and the funds to be used by it constitute assets of an “insurance company general account” as defined in Section V of Prohibited Transaction Class Exemption 95-60 issued by the U.S. Department of Labor, and such Loan or Letter of Credit Liability or interest therein is, and shall at all times thereafter satisfy the requirements to be and shall be, exempt under Prohibited Transaction Class Exemption 95-60 to the fullest extent provided therein.

(b) Representations of Transferees. Each Person that becomes an Assignee or Participant hereunder shall be deemed to make, effective upon the acceptance of any assignment of an interest hereunder or the entering into of any participation agreement contemplated in Section 9.06(b), the representations and warranties set forth in Section 9.12(a). Such deemed representation shall be effective against, and binding on, such Assignee or Participant to the same extent as if such Assignee or Participant had executed an original counterpart of this Agreement.

(c) Additional ERISA Representations. Each Lender that now or hereafter makes or maintains any Loan or Letter of Credit Liability with any assets of any ERISA Plan (i) represents and warrants that it has evaluated for itself the merits of making or maintaining such Loan or Letter of Credit Liability; has not solicited and has not received from the Borrower or any of its Affiliates, any evaluation or other investment advice on any basis in respect of the advisability of making or maintaining such Loan or Letter of Credit Liability; and is not relying and has not relied on the Borrower or any of its Affiliates for any investment advice with respect to making or maintaining such Loan or Letter of Credit Liability in any manner that would cause the Borrower or any of its Affiliates to become a “party in interest” (within the meaning of ERISA) or a “disqualified person” (within the meaning of the Internal Revenue Code) in connection with making or maintaining such Loan or Letter of Credit Liability and (ii) acknowledges and confirms that none of the Borrower or any of its Affiliates is acting as a “fiduciary” (within the meaning of ERISA, the Internal Revenue Code or any other applicable law or any rulings or regulations thereunder) for such Lender in connection with making or maintaining such Loan or Letter of Credit Liability.

Section 9.13. Confidentiality. Each Lender and the Administrative Agent agrees to hold all non-public information obtained pursuant to the requirements of this Agreement in accordance with its customary procedure for handling confidential information of this nature and in accordance with safe and sound commercial lending practices; provided that nothing herein shall prevent any Lender or the Administrative Agent from disclosing such information (i) to any affiliate of such Lender or to any other Lender or the Administrative Agent, (ii) to any other Person if reasonably incidental to the administration of the Loans and Letter of Credit Liabilities, (iii) to the extent required by applicable laws or regulations or upon the order of any court or administrative agency, (iv) upon the request or demand of any regulatory agency or authority, (v) which had been publicly disclosed other than as a result of a disclosure by the Administrative Agent or any Lender prohibited by this Agreement, (vi) in connection with any litigation to which the Administrative Agent, any Lender or its subsidiaries or Parent may be a party, (vii) to the extent necessary in connection with the exercise of any remedy hereunder, (viii) to such Lender’s or the Administrative Agent’s legal counsel and independent auditors and (ix) subject to provisions substantially similar to those contained in this Section, to any actual or proposed Participant or Assignee.

EACH LENDER ACKNOWLEDGES THAT INFORMATION FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING

THE BORROWER AND ITS SUBSIDIARIES AND AFFILIATES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER, ITS SUBSIDIARIES AND AFFILIATES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

Section 9.14. USA PATRIOT Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

LYONDELL CHEMICAL COMPANY

By:	/s/ Karen A. Twitchell
Title:	Vice President and Treasurer
Address:	1221 McKinney Street Suite 1600 Houston, TX 77010
Facsimile:	(713) 309-2178

JPMORGAN CHASE BANK, N.A., as Administrative Agent, Issuing Bank, Swing Loan Lender, Revolving Lender and Term Loan Lender

By:	/s/ Stacey Haimes
Title:	Vice President
Address:	270 Park Avenue New York, NY 10017
Facsimile:	(212) 270-5100

Signature Page to Credit Agreement

COMMITMENT SCHEDULE

Lender	Revolving Commitment	Term Commitment
JPMorgan Chase Bank, N.A.	$800,000,000	$2,650,000,000

SCHEDULE 1.01

Collateral Documents

Deed of Trust, Assignment of Leases and Rents, Security Agreement and Financing Statement dated as of July 31, 2006 and effective August 16, 2006 from the Company to Stacey Haimes, Trustee, for the benefit of the Administrative Agent, as the Beneficiary (as defined therein), with respect to the Channelview, Texas facility of the Borrower.

Deed of Trust, Assignment of Leases and Rents, Security Agreement and Financing Statement dated as of July 31, 2006 and effective August 16, 2006 from the Company to Stacey Haimes, Trustee, for the benefit of the Administrative Agent, as the Beneficiary (as defined therein), with respect to the Bayport, Texas facility of the Borrower.

Mortgage, Assignment of Leases and Rents, Security Agreement and Financing Statement dated as of July 31, 2006 and effective August 16, 2006 from the Company to the Administrative Agent, as the Mortgagee (as defined therein), with respect to the Lake Charles, Louisiana facility of the Borrower.

Deed of Trust, Assignment of Leases and Rents, Security Agreement and Financing Statement dated as of July 31, 2006 and effective August 16, 2006 from Lyondell-CITGO Refining LP to Stacey Haimes, Trustee, for the benefit of the Administrative Agent, as the Beneficiary (as defined therein), with respect to the Houston refinery of LCR.

Security Agreement dated as of August 16, 2006.

Pledge Agreement dated as of August 16, 2006.

SCHEDULE 3.01(c)

CONTINUING LCR DEBT

1.	Amended and Restated Global Promissory Note dated May 19, 2004 between the Borrower, as lender, and LCR, as borrower, in the original principal amount of $229,293,601.00.

2.	Obligations in respect of guarantees of obligations of Gulf Coast Waste Disposal Authority or any similar entity in an amount not to exceed $15,000,000 at any time outstanding.

SCHEDULE 4.09

SUBSIDIARIES

Subsidiaries

LRC Holdings GP LLC

LRC Holdings LP LLC

LRP Holdings LP LLC

Lyondell Asia Holdings Limited

Lyondell	Asia Pacific, Ltd.
Lyondell	Bayport, LLC
Lyondell	Centennial Corp.
Lyondell	Chemical Central Europe Ges.m.b.H.
Lyondell	Chemical Delaware Company
Lyondell	Chemical (Deutschland) GmbH
Lyondell	Chemical Espana Co.
Lyondell	Chemical Europe, Inc.
Lyondell	Chemical Holding Company
Lyondell	Chemical International Company
Lyondell	Chemical Italia S.r.L.
Lyondell	Chemical Overseas Services, Inc.
Lyondell	Chemical Pan America, Inc.

Lyondell Chemical Products Europe, Inc.

Lyondell Chemical Properties, L.P.

Lyondell Chemical Technology 1 Inc.

Lyondell Chemical Technology 2 Inc.

Lyondell Chemical Technology 3 Inc.

Lyondell Chemical Technology 4 Inc.

Lyondell Chemical Technology 5 Inc.

Lyondell Chemical Technology 6 Inc.

Lyondell Chemical Technology 7 Inc.

Lyondell Chemical Technology 8 Inc.

Lyondell Chemical Technology, L.P.

Lyondell Chemical Technology Management, Inc.

Lyondell	Chemical Wilmington, Inc.
Lyondell	Chemie International B.V.
Lyondell	Chemie Investment Nederland B.V.
Lyondell	Chemie Nederland B.V.
Lyondell	Chemical Nederland, Ltd.
Lyondell	Chemie (PO11) B.V.
Lyondell	Chemie (POSM) B.V.
Lyondell	Chemie Utilities B.V.

Lyondell Chimie France Corporation

Lyondell Chimie France SNC

Lyondell Chimie TDI SCA

Lyondell China Holdings Limited

LYONDELL-CITGO Refining LP

Lyondell-DNT Limited Partnership

Lyondell Funding II, LLC

Lyondell France, Inc.

Lyondell General Methanol Company

Lyondell Greater China, Ltd.

Lyondell Greater China Holdings Limited

Lyondell Greater China Trading Ltd.

Lyondell Houston Refinery Inc.

Lyondell Houston Refinery A Inc.

Lyondell Intermediate Holding Company

Lyondell Japan, Inc.

Lyondell Limited Methanol Company

Lyondell LP3 GP, LLC

Lyondell LP3 Partners, LP

Lyondell LP4 Inc.

Lyondell (Pelican) Petrochemical L.P.1, Inc.

Lyondell Methanol Company, L.P.

Lyondell Petrochemical L.P. Inc.

Lyondell PO-11 C.V.

Lyondell POJVGP, LLC

Lyondell POTechLP, Inc.

Lyondell POTechGP, Inc.

Lyondell Quimica do Brasil, Ltda.

Lyondell Refining LP LLC

Lyondell Refining GP, LLC

Lyondell Refining Partners, LP

Lyondell Refining Company LP

Lyondell POJV Partner 1 GP, LLC

Lyondell POJV Partners 1, LP

Lyondell POJV Partner 2 GP, LLC

Lyondell POJV Partners 2, LP

Lyondell POJV Partner 3 GP, LLC

Lyondell POJV Partners 3, LP

Lyondell South Asia PTE Ltd.

Lyondell Thailand, Ltd.

POSM Delaware, Inc.

PO Offtake, LP

POSM II Limited Partnership, L.P.

POSM II Properties Partnership, L.P.

2

Foreign Subsidiaries

Lyondell Asia Holdings Limited

Lyondell	Chemical Central Europe Ges.m.b.H.
Lyondell	Chemical (Deutschland) GmbH
Lyondell	Chemical Italia S.r.L.
Lyondell	Chemie International B.V.
Lyondell	Chemie Investment Nederland B.V.
Lyondell	Chemie Nederland B.V.
Lyondell	Chemie (PO11) B.V.
Lyondell	Chemie (POSM) B.V.
Lyondell	Chemie Utilities B.V.
Lyondell	Chimie France SNC

Lyondell Chimie TDI SCA

Lyondell China Holdings Limited

Lyondell Greater China Holdings Limited

Lyondell	Greater China Trading Ltd.
Lyondell	Japan, Inc.
Lyondell	PO11 C.V.
Lyondell	Quimica do Brasil, Ltda.
Lyondell	South Asia PTE Ltd.

Borrower Joint Ventures

Equistar Chemicals, LP

Lyondell Bayer Manufacturing Maasvlakte VOF (PO–11)

Millennium Chemicals Inc.

PO JV, LP

Technology JV, LP

JV Subsidiaries

Lyondell	(Pelican) Petrochemical L.P.1, Inc.
Lyondell	LP4 Inc.

Lyondell LP3 Partners, LP

Lyondell	Petrochemical L.P. Inc.

Lyondell PO11 C.V.

Lyondell	POTechLP, Inc.

Lyondell POTechGP, Inc.

PO Offtake, LP

3

Significant Subsidiaries

Lyondell Chemical Technology, L.P.

Lyondell Chemical Delaware Company

Lyondell Chemical Nederland Ltd.

LYONDELL-CITGO Refining LP

4

SCHEDULE 5.10

SUBSIDIARY DEBT

1.	Debt included in the consolidated balance sheet of the Borrower and its Subsidiaries set forth in the Borrower’s annual report on Form 10-K for the fiscal year ended December 31, 2005 and in the Borrower’s quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2006, and other Debt outstanding on the Closing Date incurred subsequent to March 31, 2006 in the ordinary course of business consistent with past practice.

2.	Obligations in respect of guarantees of obligations of Gulf Coast Waste Disposal Authority or any similar entity in an amount not to exceed $15,000,000 at any time outstanding.

SCHEDULE 5.17

EXISTING JOINT VENTURE AGREEMENTS

I.	Equistar Chemicals, LP

A.	Amended and Restated Limited Partnership Agreement dated as of November 29, 2004, entered into by and among Lyondell Petrochemical LP4, Inc., a Delaware corporation, Lyondell Petrochemical L.P. Inc., a Delaware corporation, Millennium Petrochemicals GP LLC, a Delaware limited liability company, Millennium Petrochemicals LP LLC, a Delaware limited liability company, Lyondell (Pelican) Petrochemical L.P.1, Inc., a Delaware corporation, and Lyondell LP3 Partners, LP, a Delaware limited partnership.

B.	Amended and Restated Parent Agreement dated as of November 6, 2002 among Lyondell Chemical Company, a Delaware corporation, Millennium Chemicals Inc., a Delaware corporation and Equistar Chemicals, LP, a Delaware limited partnership.

C.	Credit Agreement with Citicorp USA Inc. as Administrative Agent dated December 17, 2003, as amended

$700MM 10.625% Senior Notes Due 2011 pursuant to Indenture dated April 22, 2003

$700MM 10.125% Senior Notes Due 2008 pursuant to Indenture dated August 24, 2001

$600MM 8.75% Notes Due 2009 pursuant to Indenture dated January 15, 1999

$150MM $7.55% Debentures Due 2026 pursuant to Indenture dated January 29, 1996

Medium Term Notes due 2005

Debt described in the Borrower’s annual report on Form 10-K for the fiscal year ended December 31, 2005 and in the Borrower’s quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2006, and other Debt outstanding on the Closing Date incurred subsequent to March 31, 2006 in the ordinary course of business consistent with past practice.

II.	Millennium Chemicals Inc.

A.	Amended and Restated Certificate of Incorporation of Millennium Chemicals Inc. filed with the Secretary of State of the State of Delaware on November 30, 2004.

B.	Amended and Restated Bylaws of Millennium Chemicals Inc. dated February 23, 2005.

C.	Amended and Restated Credit Agreement with JP Morgan Chase Bank, as Administrative and Collateral Agent, dated as of August 22, 2005, as amended.

$378 MM 9.25% Notes Due 2008 pursuant to Indenture dated June 18, 2001

$500MM 7.0% Notes Due 2006 pursuant to Indenture dated November 15, 1996

$250MM 7.625% Notes Due 2026 pursuant to Indenture dated November 15, 1996

$150MM 4.0% Convertible Notes Due 2008 pursuant to Indenture dated November 25, 2003

Debt included in the consolidated balance sheets of Millennium and its subsidiaries set forth in Millennium’s annual report on Form 10-K for the fiscal year ended December 31, 2005 and in Millennium’s quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2006, and other Debt outstanding on the Closing Date incurred subsequent to March 31, 2006 in the ordinary course of business consistent with past practice.